As filed with the Securities and Exchange Commission on December 7, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JDS UNIPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2579683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

430 North McCarthy Boulevard

Milpitas, CA 95035

(408) 546-5000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

_________________

David Vellequette

Executive Vice President & Chief Financial Officer

JDS Uniphase Corporation

430 North McCarthy Boulevard

Milpitas, CA 95035

(408) 546-5000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

_________________

Copies to:

Christopher S. Dewees, Esq. Senior Vice President, Corporate Development and Marketing, and Chief Legal Officer JDS Uniphase Corporation 430 North McCarthy Boulevard Milpitas, CA 95035 (408) 546-5000	Justin L. Bastian, Esq. Morrison & Foerster LLP 755 Page Mill Road Palo Alto, California 94304 (650) 813-5641

_________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this form is a post-effective amendment to a registration to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
1% Senior Convertible Notes due 2026	$425,000,000(1)	100% (2)(3)	$425,000,000(2)	$45,500
Common Stock, par value $0.001 per share	14,026,275 shares (4)	(5)	(5)	(5)

(1)	Represents the aggregate principal amount of the registrant’s 1% Senior Convertible Notes due 2026 (the “notes”) issued by the registrant prior to the date of this registration statement.
(2)	Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.
(3)	Exclusive of accrued interest, if any.
(4)	For purposes of estimating the number of shares of the registrant’s common stock issuable upon conversion of the notes, the registrant used a conversion ratio of 33.003. Pursuant to Rule 416 under the Securities Act, this registration statement shall be deemed to cover any additional shares of the registrant’s common stock as may be issuable from time to time upon conversion of the notes as a result of stock splits, stock dividends and the anti-dilution provisions thereof.
(5)	No additional consideration will be received for the common stock, and therefore, no registration fee is required pursuant to rule 457(i) of the Securities Act.

_________________

PROSPECTUS

$425,000,000

JDS Uniphase Corporation

1% Senior Convertible Notes due 2026

Shares of Common Stock Issuable Upon Conversion of the Notes

_________________

On May 17, 2006, we issued and sold $375,000,000 and on June 5, 2006, we issued and sold an additional $50,000,000 for a total of $425,000,000 aggregate principal amount of our 1% Senior Convertible Notes due 2026 in a private offering. This prospectus will be used by selling securityholders to resell the notes and the common stock issuable upon conversion of the notes. Interest will be payable semiannually in arrears on May 15 and November 15 of each year.

Holders may convert their notes based on a conversion rate of 33.003 shares of our common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $30.30 per share, subject to adjustment, at their option at any time prior to the close of business on the business day immediately preceding the maturity date under the following circumstances: (1) if the closing price of our common stock reaches, or the trading price of the notes falls below, specified thresholds; (2) if the notes have been called for redemption; (3) upon the occurrence of specified corporate transactions described in this prospectus; or (4) during the ten trading days prior to, but not on, the maturity date. Upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of the notes to be converted and the total conversion obligation. We will deliver, at our election, cash or shares of our common stock or a combination of cash and shares of our common stock for the remainder, if any, of our conversion obligation. In addition, following certain corporate transactions described in this prospectus that occur prior to May 15, 2013, we will increase the conversion rate for holders who elect to convert notes in connection with such corporate transactions in certain circumstances.

Holders may require us to purchase all or a portion of their notes on each of May 15, 2013, May 15, 2016 and May 15, 2021 at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date. In addition, if we experience specified types of fundamental changes, holders may require us to purchase for cash the notes at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

We may not redeem the notes before May 20, 2013. On or after that date, we may redeem all or part of the notes for cash at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The notes will not be listed on any securities exchange, but are designated for trading on The PORTAL® Market. Our common stock is listed on The Nasdaq Global Market under the symbol “JDSU.” The last reported sale price of our common stock on The Nasdaq Global Market on December 4, 2006 was $18.32 per share.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus is December 7, 2006.

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Where you Can find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus, until we have sold all of the notes to which this prospectus relates or the offering is otherwise terminated. This means we are disclosing important information to you by referring you to these filings. The information incorporated by reference is considered a part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

•	Our Annual Report on Forms 10-K and 10-K/A for our fiscal year ended June 30, 2006.

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2006.

•	Our definitive proxy statement filed with the SEC for our Annual Meeting of Stockholders held on November 14, 2006.

•	Our Current Reports on Form 8-K filed on July 6, 2006, August 22, 2006, September 21, 2006, October 18, 2006, November 7, 2006 and November 20, 2006.

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on November 15, 1993, and any amendment or report filed for the purpose of updating such description.

•	The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A, filed with the SEC on June 19, 1998, and any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

JDS Uniphase Corporation

430 North McCarthy Boulevard

Milpitas, CA 95035 USA

Telephone: 408 546-5000

E-mail: investor.relations@jdsu.com.

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration or continuous offering process. Under this shelf registration process, selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that the selling securityholders may offer. A selling securityholder may be required to provide you with a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can find More Information.”

SUMMARY

This summary contains basic information about us contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents incorporated by reference into this prospectus.

JDS UNIPHASE

JDS Uniphase Corporation, or JDSU, is a worldwide leader and innovator of optical technologies and broadband test and measurement products that enable dramatic improvements in the way we communicate, detect, present and experience information. Our products are used in communications, commercial and consumer applications, including optical networks, brand protection, lasers, aerospace and defense.

The storage and distribution of content (in the form of high-data audio and video, including emerging HDTV and multi-player games) are transitioning away from physical storage (such as CDs and DVDs) and related distribution methods, to digital files transmitted over communications networks and stored on large-capacity servers and hard drives. These transformations require the support of higher capacity networks. Traffic generated over broadband access networks already accounts for the majority of data traffic, and continues to grow at a very high rate. As greater bandwidth capability is delivered closer to the end user, we expect consumers to increasingly demand and obtain higher content, real-time, interactive visual and audio experiences. Higher-bandwidth services with video, voice and data have added additional complexity to the monitoring and testing of communication networks. As a result, service providers need testing and monitoring tools for these new network demands. Many of the forces driving demand for high-bandwidth communications networks (such as the emergence of high-data digital audio, video and gaming) are similarly transforming the consumer and commercial electronics industries from traditional analog cathode ray tube, or CRT, smaller screen displays, to large, flat panel and projection digital microdisplays, as consumers and businesses are increasingly demanding the improved visual experiences offered by the new high-data content. We believe that we are well positioned to continue to lead in these industries due to our unique expertise in the application of light to innovative optical solutions, and our expertise in network testing and monitoring, enabling new business opportunities for our original equipment manufacturer, or OEM, customers and our service provider customers worldwide.

Our Optical Communications segment provides components, modules and subsystems used by communications equipment providers for telecommunications, data communications and cable television networks. These products enable the transmission of video, voice and data over high-capacity fiber optic links. These products include ROADMs, transponders, transceivers, amplifiers, multiplexers and demultiplexers, add/drop modules, modulators, pump lasers, optical performance monitors, switches, couplers, splitters, and circulators.

Our Communications Test & Measurement segment provides a portfolio of instruments, systems, and services used to enable the design, deployment, and maintenance of communication equipment and networks as well as to ensure the quality of services delivered to the end customer. These products and services provide solutions that help customers reduce network costs while improving performance and reliability. Included in the product portfolio are broadband test solutions for the reliable, cost-effective deployment of IP networks and broadband services.

Our Advanced Optical Technologies segment provides coated optics, document authentication, brand protection and product differentiation solutions for a range of public and private sector markets. The products the Company provides for these applications control, enhance, and modify the behavior of light utilizing its reflection, absorption, and transmission properties to achieve specific effects such as high reflectivity, anti-glare, and spectral filtering. Specific product applications include computer monitors and flat panel displays, projection systems, photocopiers, facsimile machines, scanners, medical instrumentation, security products and decorative surface treatments.

Corporate Information

We were incorporated in California in May 1979 and reincorporated in Delaware in October 1993. The company is the product of several significant mergers and acquisitions, including, among others, the combination of Uniphase Corporation and JDS FITEL Inc. to form JDS Uniphase Corporation on June 30, 1999, and major subsequent acquisitions, including Optical Coating Laboratory, Inc., or OCLI, on February 4, 2000, E-TEK Dynamics, Inc., or E-TEK, on June 30, 2000, SDL, Inc., or SDL, on February 13, 2001, Lightwave Electronics, Corp. (“Lightwave”) on April 29, 2005, Acterna, Inc. (“Acterna”) on August 3, 2005, Agility Communications, Inc. (“Agility”) on November 30, 2005, and Test-Um, Inc. (“Test-um”) on May 4, 2006.

Our Internet address is www.jdsu.com. The information on our website is not part of this prospectus. We post all SEC filings on our website at www.jdsu.com/investors as soon as reasonably practicable after they are electronically filed or furnished to the SEC. All such filings on our Investor Relations web site are available free of charge. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus entitled “Description of Notes” and “Description of Capital Stock.”

Issuer	JDS Uniphase Corporation.

Securities offered	$425,000,000 principal amount of 1% Senior Convertible Notes due May 15, 2026.

Maturity	May 15, 2026, unless earlier redeemed, repurchased or converted.

Interest	1.00%. Interest is payable semiannually in arrears on May 15 and November 15 of each year.

Conversion rights

Holders may convert their notes into cash and shares of our common stock, if any, at the applicable conversion rate, prior to the close of business on the business day immediately preceding the maturity date, in multiples of $1,000 principal amount, at the option of the holder under the following circumstances:

(i) during any fiscal quarter (and only during that fiscal quarter), if the last reported sale price of our common stock is greater than or equal to 130% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on, and including, the last trading day of the preceding fiscal quarter;

(ii) prior to April 15, 2026, during the five business day period after any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the closing price of our common stock and the applicable conversion rate for the notes;

(iii) if such notes have been called for redemption;

(iv) upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion Rights”; or

(v) during the period beginning ten trading days prior to maturity.

The initial conversion rate for the notes is 33.003 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $30.30 per share), subject to adjustment.

Upon conversion of each $1,000 principal amount of notes, a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, calculated on a proportionate basis for each trading day of the 25 trading day observation period (as defined herein), all as set forth below under “Description of Notes—Payment Upon Conversion.” If the conversion value exceeds $1,000 on the conversion date, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with a value equal to such excess.

In addition, following certain corporate transactions that occur prior to May 15, 2013, we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate transactions by a number of additional shares of common stock as described under “Description of Notes—Conversion Rights—Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes” or, in lieu thereof, we may, in certain circumstances, elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company.

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to you upon conversion.

Notwithstanding any of the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 98 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Notes called for redemption may be surrendered for conversion prior to 5:00 p.m., New York City time, on the second business day prior to the redemption date.

Redemption at our option	Prior to May 20, 2013, we may not redeem the notes. On or after May 20, 2013, we may redeem the notes, in whole or in part, upon not less than 30 days’ nor more than 60 days’ prior written notice to the holders of the notes, for cash equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date.

Purchase of the notes by us at the option of the holder	You have the right to require us to purchase all or a portion of your notes on each of May 15, 2013, May 15, 2016 and May 15, 2021 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date.

Fundamental change	If we undergo a fundamental change as defined in this prospectus, you will have the option to require us to purchase all or any portion of your notes. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to, but excluding, the fundamental change repurchase date. We will pay cash for all notes so repurchased.

Events of default

If there is an event of default under the notes, the principal amount of the notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Ranking	The notes rank equally in right of payment with all of our existing and future unsecured senior debt and are senior in right of payment to all our future subordinated debt. The indenture does not limit the amount of debt that we or our subsidiaries may incur. The notes are effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness.

Registration Rights	Pursuant to a registration rights agreement we have entered into with the initial purchasers of the notes, we have filed a shelf registration statement, of which this prospectus forms a part, with the SEC relating to the resale of the notes and the common stock issuable upon conversion of the notes. We have agreed to use our commercially reasonable efforts to keep the shelf registration statement effective until the earliest of certain events described in “Description of Notes– Registration Rights of Noteholders.” If we fail to keep such registration statement effective during the specified periods, we will be required to pay additional interest to the holders of the notes.

Use of proceeds	We will not receive any of the proceeds from the sale by the selling securityholder of the notes or common stock issuable upon conversion of the notes.

Book-entry form	The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are, and will be, shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading	An active or liquid trading market may not develop for the notes. The notes initially sold to qualified institutional buyers are eligible for trading in The PORTAL® Market. However, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTAL® Market. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange.

Nasdaq Global Market Symbol for our common stock	Our common stock is quoted on The Nasdaq Global Market under the symbol “JDSU.”

U.S. Federal Income Tax considerations	The notes and common stock issuable upon conversion of the notes are subject to special and complex United States federal income tax rules. Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and the common stock issuable upon conversion of the notes. See “Material United States Federal Income Tax Considerations.”

Risk Factors

See “Risk Factors” in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

CURRENT EVENTS

On September 21, 2006, the Company’s Board of Directors approved a 1-for-8 reverse split of its common stock, following approval by the Company’s stockholders on December 1, 2005. The reverse stock split was effective at 11:59 pm on October 16, 2006 before trading began on Tuesday, October 17, 2006. As a result, the Company’s issued and outstanding common stock was reduced from approximately 1.7 billion to approximately 211 million shares. The par value of the common stock was not affected by the reverse stock split and remains at $0.001 per share. Consequently, on the Company’s balance sheet, the aggregate par value of the issued common stock was reduced by reclassifying the par value amount of the eliminated shares of common stock to Additional Paid-in Capital. The Company will pay cash in lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the reverse stock split, including fractional shares for the in-the-money stock options. The number of authorized shares of common stock was reduced from 6 billion to 1 billion. The exchangeable shares of JDS Uniphase Canada Ltd., a subsidiary of the Company listed on the Toronto Stock Exchange, took effect a comparable reverse stock split at the same ratio of 1-for-8. The reverse split reduced the number of exchangeable shares outstanding from approximately 51 million to approximately 6 million.

SELECTED FINANCIAL DATA

This table sets forth selected financial data of JDSU, in millions, except per share amounts, for the periods indicated. This data should be read in conjunction with and is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and our audited consolidated financial statements, including the notes thereto and our independent registered public accounting firms’ reports thereon and the other financial information included in Item 8 of our Form 10-K for the fiscal year ended June 30, 2006, except that per share information for all periods has been revised to reflect the Company’s 1-for-8 reverse stock split of its outstanding common stock effective October 16, 2006. The selected data in this section are not intended to replace the consolidated financial statements included in that report, except that per share information for all periods has been revised to reflect the 1-for-8 reverse stock split.

	Years Ended June 30,
	2006(3)	2005	2004	2003(2)(4)	2002(1)(4)
Consolidated Statement of Operations Data:
Net revenue	$1,204.3	$712.2	$635.9	$675.9	$1,098.2
Gross profit (loss)	340.5	112.2	135.9	55.4	(72.9)
Amortization of goodwill and other intangibles (2)	24.4	6.4	6.1	19.8	1,308.7
Acquired in-process research and development	20.3	1.1	2.6	0.4	25.3
Reduction of goodwill and other long-lived assets	28.0	85.3	52.3	393.6	5,979.4
Restructuring charges	35.0	18.2	11.5	121.3	260.0
Total operating expense	588.5	362.0	316.7	956.1	8,211.1
Loss from operations	(248.0)	(249.8)	(180.8)	(900.7)	(8,284.0)
Net loss	(151.2)	(261.3)	(115.5)	(933.8)	(8,738.3)
Net loss per share-basic and diluted	(0.73)	(1.45)	(0.64)	(5.26)	(52.00)

	Years Ended June 30,
	2006(3)	2005	2004	2003	2002(1)
Consolidated Balance Sheet Data:
Cash, cash equivalents, short-term investments, and restricted cash	$1,238.6	$1,304.5	$1,545.9	$1,234.1	$1,450.4
Working capital	1,382.6	1,350.9	1,539.5	1,168.4	1,430.5
Total assets	3,065.1	2,089.9	2,392.2	2,137.8	3,004.5
Long-term obligations	1,059.1	519.4	508.9	16.3	8.9
Total stockholders’ equity	1,583.6	1,329.7	1,571.1	1,671.1	2,471.4

(1) We acquired IBM’s optical transceiver business on December 28, 2001 in a transaction accounted for as a purchase. The Consolidated Statement of Operations for fiscal 2002 included the results of operations of the optical transceiver business subsequent to December 28, 2001 and the Consolidated Balance Sheet as of June 30, 2002 included the financial position of the optical transceiver business.

(2) Commencing July 1, 2002, in accordance with SFAS 142, we no longer amortize goodwill, but test for impairment of goodwill on an annual basis and at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. Fiscal year 2002 includes goodwill amortization as a component of the expense for amortization of goodwill and other intangibles.

(3) (a) Effective July 3, 2005, the first day of fiscal 2006, we adopted Statement of Financial Accounting Standard No. 123, “Share-Based Payment (Revised 2004)” (“SFAS 123(R)”) on a modified prospective basis. As a result, we have included stock-based compensation costs in our results of operations for fiscal 2006.

(b) On August 3, 2005, we acquired Acterna, Inc. (“Acterna”) in a transaction accounted for as a purchase. The Consolidated Statement of Operations for fiscal 2006 included the results of operations from Acterna subsequent to August 3, 2005.

(c) On May 17, 2006, we completed an offering of $375 million aggregate principal amount of 1% Senior Convertible Notes due 2026. On June 5, 2006, we sold an additional $50 million aggregate principal amount of the notes which were issued upon the exercise by the initial purchasers of an over-allotment option granted by JDSU. The sale of the additional notes brought the total aggregate principal amount of 1% Senior Convertible Notes outstanding to $425 million. Both transactions are included in the Consolidated Balance Sheet as of June 30, 2006.

(4) We have reclassified expenses related to amortization of acquired developed technology, losses related to the sale of assets and loss on sale of subsidiaries’ net assets in the Consolidated Statements of Operations. See “Note 1. Description of Business and Summary of Significant Accounting Policies” to the Notes of Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended June 30, 2006 for more information. These reclassifications are included in the table for fiscal years 2006, 2005 and 2004. The above reclassifications for fiscal years 2003 and 2002 are not reflected in the table as supporting information is not available.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

We have a history of net losses, and our future profitability is not assured.

We incurred net losses of $151.2 million, $261.3 million, and $115.5 million in our fiscal years ended June 30, 2006, 2005 and 2004, respectively. Although we have made progress both in reducing costs associated with our legacy business, as well as in significantly improving our operating results (principally through the acquisition of Acterna in the first quarter of fiscal 2006), a confluence of factors may reduce the impact of these improvements, and may also undermine our ability to grow revenues or to achieve future profitability. These factors include, among others:

•	uncertain future telecom carrier and cable operator capital and research and development (“R&D”) spending levels, which particularly affects our Optical Communications and Communications Test & Measurement segments;

•	fluctuations in demand for, and sales of, our products;

•	adverse changes to our product mix, both fundamentally (resulting from new product transitions, the declining profitability of certain legacy products and the termination of certain formerly higher margin products, among other things) and due to quarterly demand fluctuations;

•	adverse charges associated with underutilization of our manufacturing capacities;

•	intense pricing pressure across our product lines (due to competitive forces, increasingly from large, diversified Asian corporations and emerging optical companies based in China, and to a highly concentrated customer base for many of our product lines), which continues to offset many of the cost improvements we are realizing quarter over quarter;

•	availability and cost of components for our products;

•	increasing commoditization of previously differentiated products, principally in the optical communications markets, and the concomitant negative effect on average selling prices and profit margins, particularly in our Optical Communications segment;

•	continuing execution challenges, particularly in our optical communications and commercial laser product portfolio, which limit revenue opportunities and harm profitability, market opportunities and customer relations;

•	restructuring charges, employee severance expenses and other costs associated with asset divestitures, facility consolidations, product transfers, product terminations and other actions associated with our continuing restructuring activities;

•	revenue declines associated with terminated or divested product lines;

•	continuing redundant costs related to transitioning of manufacturing to low cost locations;

•	continuing high levels of selling, general and administrative, (“SG&A”) expenses; and

•	seasonal fluctuations in revenue from our Communications Test & Measurement products.

Taken together, these factors limit our ability to predict future profitability levels. While some of these factors may diminish over time as we improve our cost structure and focus on enhancing our product mix, several factors, such as continuous pricing pressure, increasing Asia-based competition, increasing commoditization of previously-differentiated products, a highly concentrated customer base for many of our product lines and seasonal Communications Test & Measurement revenue fluctuations, are likely to remain endemic to our businesses. If we fail to achieve profitability expectations, the price of our debt and equity securities, as well as our business and financial condition, may be adversely impacted.

If information networks do not continue to expand as expected, or if industry consolidation continues, our business will be adversely impacted.

Our future success as a manufacturer of optical components, modules and subsystems, and communications test and measurement products ultimately depends on the continued growth of the communications industry and, in particular, the continued expansion of global information networks. As part of that growth, we are relying on increasing demand for high-content voice, video, text and other data delivered over high-speed connections (i.e., high bandwidth communications). As network usage and bandwidth demand increase, so does the need for advanced networks to provide the required bandwidth and for advanced instruments and equipment to facilitate the installation, maintenance and operation of these networks. Without network and bandwidth growth, the need for our products, and hence our future growth as a manufacturer of these products, is jeopardized. Currently, while increasing demand for network services and for broadband access, in particular, is apparent, growth is limited by several factors including, among others, an uncertain regulatory environment, reluctance from content providers to supply video and audio content over the communications infrastructure, and uncertainty regarding long-term sustainable business models as multiple industries (cable, traditional telecommunications, wireless, satellite, etc.) offer non-complementary and competing content delivery solutions. More broadly, current consolidation trends among communications service providers and network equipment manufacturers could cause temporary or permanent delays in network expansion. Ultimately, should long-term expectations for network growth and bandwidth demand not be realized or not support sustainable business models, our customers and our business would be significantly harmed.

We believe that we will continue to rely upon a limited number of customers for a significant portion of our revenues for each period for the foreseeable future and any failure by us to capture a significant share of these customers could materially harm our business. Dependence on a limited number of customers exposes us to the risk that order reductions from any one customer can have a material adverse effect on periodic revenue. We believe that the telecommunications industry has entered a period of consolidation. To the extent that our direct communications equipment manufacturer customer base and their customer base, the service providers, consolidates, we will have increased dependence on fewer customers who may be able to exert increased pressure on our prices and contractual terms in general. Customer consolidation activity could also create the potential for pauses in customer demand for our products as a consequence of their new decision frameworks and periods of operational streamlining.

Our Communications Test & Measurement Segment is particularly vulnerable to seasonal variations in our business.

The majority of the products in our Communications Test & Measurement segment are subject to significant seasonal fluctuations in demand. Reasons for this seasonal variation include, among other things, the customary capital equipment and research and development buying patterns of the telecommunications carriers and cable service providers, which are the most significant customers for these products. As a consequence, we expect seasonal demand fluctuations to cause significant, periodic variations in our financial results for this reportable segment. Moreover, our overall financial results will be adversely impacted by these seasonal fluctuations to the extent that financial results from our other reportable segments do not offset the declines in our Communications Test & Measurement segment.

Without stability and growth in our non-communications businesses our margins and profitability may be adversely impacted.

The Advanced Optical Technologies segment and Lasers business unit represents a material, although varying, portion of our total net revenue. Gross margins associated with products in these segments often exceed those from products in the Optical Communications segment. While we believe that actions we have taken in the last several quarters (including, among other things, divestitures, end of life programs, outsourcing and consolidation of manufacturing associated with certain optics and display products within this segment whose revenues have declined substantially) have significantly reduced the financial risk, revenue declines associated with Advanced Optical Technologies have had, and may in the future continue to have, a disproportionate impact on total company profitability measures in any quarter. Accordingly, our strategy emphasizes the growth opportunities in all of our reported segments, as we seek to expand our markets and customer base, improve the profitability of our product portfolio and improve time to revenue. Therefore, we are engaged in exploring new investments, strategic partnerships and product opportunities in the Advanced Optical Technologies and Lasers businesses. Contractions in these markets or our failure to execute programs related to such investments, partnerships and opportunities may significantly harm our business.

Actions to improve our cost structure are costly and risky and the timing and extent of expected benefits is uncertain.

In response to our profitability concerns we are working vigorously to reduce our cost structure. We have taken, and expect to continue to take, significant actions (including site closures, product transfers, asset divestitures and product terminations) in furtherance of this goal. In this regard, over the past several quarters we have initiated several major cost reduction initiatives. These initiatives include the transfer of manufacturing of certain of our products to contract manufacturing partners and our Shenzhen, China, facilities, site consolidations and divestitures, product line and operations divestitures, end of life programs and significant headcount reductions. We expect to continue to opportunistically take additional, similar actions for the foreseeable future. We cannot be certain that these programs will be successful or completed as and when anticipated. These programs are costly, and we have incurred, and will continue to incur, expenses to complete them. In addition, these programs are risky, as they are time-consuming and disruptive to our operations, employees, customers and suppliers, with no guarantee that the expected results (particularly cost savings and profitability expectations) will be achieved as and when projected or that the costs to complete these programs will not increase above expected levels. Cost savings achieved through these programs may not be timely or sufficient enough to offset continuing pricing declines.

If we incur more restructuring-related charges than currently anticipated, our consolidated financial condition and results of operations may be adversely impacted.

In April 2001, we initiated the Global Realignment Program, or GRP, under which we began restructuring our business in response to the economic downturn. In the first quarter of fiscal year 2007, we recorded total related restructuring charges of $5.2 million. These charges along with other charges, have adversely affected, and will continue to adversely affect, our results of operations and cash flows for the periods in which such charges have been, or will be, incurred. In the future, we may incur additional charges or write-offs in connection with restructuring initiatives.

If our contract manufacturers fail to perform their obligations, our business will be adversely impacted.

We are increasing our use of contract manufacturers as a cost effective alternative to internal manufacturing of lower complexity, higher volume products. Among other things, we recently transferred, or have agreed to transfer, several of our facilities, assets and manufacturing operations to our contract manufacturer, Fabrinet Co. Ltd., and have also agreed to transfer the manufacture of certain other products to an additional contract manufacturer. As a result, our reliance on these and other contract manufacturers as primary manufacturing resources is growing significantly. Consequently, we are increasingly exposed to the general risks associated with the businesses, operations and financial condition of our contract manufacturers, including, among other things, the risks of bankruptcy, insolvency, management changes, adverse changes of control, natural disasters, and local political or economic volatility or instability. Thus, if our contract manufacturers do not fulfill their obligations to us on a timely basis for any reason, or if we do not properly manage these relationships and the transition of assets, operations and product manufacturing to these contract manufacturers, our business and customer relationships will be adversely impacted. In addition, by undertaking these activities, we run the risk that the reputation and competitiveness of our products and services may deteriorate as a result of the reduction of our control over quality and delivery schedules. We also may experience supply interruptions, cost escalations and competitive disadvantages if our contract manufacturers fail to develop, implement or maintain manufacturing methods appropriate for our products and customers. In this regard, we have experienced, and continue to periodically experience, difficulties (such as delays, interruptions and quality problems) associated with products we have transferred to contract manufacturers. If we are forced to transfer manufacturing from one contract manufacturer to another there would likely be additional cost and delay involved. These may continue, resulting in, among other things, lost revenue opportunities, customer dissatisfaction and additional costs.

We have continuing concerns regarding the manufacture, quality and distribution of our products. These concerns are heightened as new product offerings and overall demand increase.

Our success depends upon our ability to deliver both our current product offerings and new products and technologies on time and at acceptable cost to our customers. As a technology company, we constantly encounter quality, volume and cost concerns. Currently, a combination of factors is exacerbating our concerns, including:

•	our continuing cost reduction programs, which include site consolidations, asset divestitures, product transfers (internally and to contract manufacturers) and employee reductions, require the re-establishment and re-qualification by our customers of complex manufacturing lines, as well as modifications to systems, planning and operational infrastructure. During this process, we have experienced, and continue to experience additional costs, delays in re-establishing volume production levels, supply chain interruptions, planning difficulties, inventory issues, factory absorption concerns, and systems integration problems;

•	increases in demand for certain of our products, in the midst of our cost reduction programs, are straining our execution abilities as well as those of our suppliers, as we are experiencing periodic and varying capacity, workforce and materials constraints, enhanced by the impact of our ongoing product and operational transfers; and

•	recently, we have commenced a series of new product programs and introductions, particularly in our circuit pack, communications modules, optical switches and communications test and management products, which due to the untested and untried nature of the relevant products and of their manufacture with their increased complexity, expose us to yield and product risk internally and with our materials suppliers.

These factors have caused considerable strain on our execution capabilities and customer relations. Currently, we are (a) having periodic difficulty responding to customer delivery expectations for some of our products, (b) experiencing yield and quality problems, particularly with some of our new products and higher volume products, and (c) expending additional funds and other resources to respond to these execution challenges. We are currently losing revenue opportunities due to these concerns. We are also, in the short-term, diverting resources from new product research and development and other functions to assist with resolving these matters. If we do not improve our performance in all of these areas, our operating results will be harmed, the commercial viability of new products may be challenged and our customers may choose to reduce their purchases of our products and purchase additional products from our competitors.

Variability of manufacturing yields may affect our gross margins.

We manufacture products using highly complex processes that require technologically advanced equipment and continuous modification to improve yields and performance. Manufacturing yields depend on a number of factors, including the volume of production due to customer demand and the nature and extent of changes in specifications required by customers for which we perform design-in work. Difficulties in the manufacturing process, the effects from a shift in product mix, changes in product specifications and the introduction of new product lines can reduce yields or disrupt production and thereby increase our manufacturing costs. We may experience difficulties in achieving planned yields, which may adversely affect our gross margins. An increase in the rejection rate of products during the quality control process can also result in lower yields and margins. If we are unable to continue to improve yields in the future, particularly during the production of new products or introduction of new process technologies, we may be unable to meet our customers’ requirements and our results of operations could be materially and adversely affected.

If our customers do not qualify our manufacturing lines for volume shipments, our operating results could be adversely impacted.

Customers will not purchase certain of our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing lines for the products. This concern is particularly relevant to us as we continue programs to reduce costs through targeted, customer-driven, restructuring events, which involve the relocation of certain of our manufacturing internally and to external manufacturers. Each new and relocated manufacturing line must undergo rigorous qualification testing with our customers. The qualification process can be lengthy and is expensive, with no guarantee that any particular product qualification process will lead to profitable product sales. The qualification process determines whether the manufacturing line achieves the customers’ quality, performance and reliability standards. Our expectations as to the time periods required to qualify a product line and ship products in volumes to customers may be erroneous. Delays in qualification can cause a long- term supply program to be cancelled. These delays will also impair the expected timing, and may impair the expected amount, of sales of the affected products. Nevertheless, we may, in fact, experience delays in obtaining qualification of our manufacturing lines and, as a consequence, our operating results and customer relationships would be harmed.

We could incur significant costs to correct defective products.

Our products are rigorously tested for quality both by our customers and by us. Nevertheless, our products do, and may continue to, fail to meet customer expectations from time-to-time. Also, not all defects are immediately detectible. Customers’ testing procedures are limited to evaluating our products under likely and foreseeable failure scenarios. For various reasons (including, among others, the occurrence of performance problems that are unforeseeable in testing or that are detected only when products are fully deployed and operated under peak stress conditions), our products may fail to perform as expected long after customer acceptance. Failures could result from faulty design or problems in manufacturing. In either case, we could incur significant costs to repair and/or replace defective products under warranty, particularly when such failures occur in installed systems. We have experienced such failures in the past and remain exposed to such failures, as our products are widely deployed throughout the world in multiple demanding environments and applications. In some cases, product redesigns or additional capital equipment may be required to correct a defect. We have in the past increased our warranty reserves and have incurred significant expenses relating to certain communications products. Any significant product failure could result in lost future sales of the affected product and other products, as well as severe customer relations problems, litigation and damage to our reputation.

The communications equipment industry has extremely long product development cycles requiring us to incur product development costs without assurances of an acceptable investment return.

The telecommunications industry is a capital-intensive industry similar, in many respects, to any other infrastructure development industry. Large volumes of equipment and support structures are installed over vast areas, with considerable expenditures of funds and other resources, with long investment return period expectations. Moreover, reliability requirements are intense. Consequently, there is significant resistance to network redesigns and upgrades. Redesigns and upgrades of installed systems are undertaken only as required in response to user demand and competitive pressures and generally only after the applicable carrier has received sufficient return on its major investment. At the component supplier level this creates considerable, typically multi-year, gaps between the commencement of new product development and volume purchases. Accordingly, we and our competitors often incur significant research and development and sales and marketing costs for products that, at the earliest, will be purchased by our customers long after much of the cost is incurred and, in some cases, may never be purchased due to changes in industry or customer requirements in the interim.

Our business and financial condition could be harmed by our long-term growth strategy.

We have made, and expect in the future to make, significant investments to enable our future growth through, among other things, internal expansion programs, product development, acquisitions and other strategic initiatives. We may continue to grow our business through business combinations or other acquisitions of businesses, products or technologies. We continually evaluate and explore strategic opportunities as they arise, including business combinations, strategic partnerships, capital investments and the purchase, licensing or sale of assets. Acquisitions typically entail many risks (see “Risks in acquisitions”). If we fail to manage or anticipate our future growth effectively, particularly during periods of industry uncertainty, our business will be adversely impacted. Through our cost reductions measures we are balancing the need to consolidate our operations with the need to preserve our ability to grow and scale our operations as our markets stabilize and recover. If we fail to achieve this balance, our business will be adversely impacted to the extent our resources and operations are insufficient to support growth.

One of our products is dependent upon a single customer for a majority of sales.

We have a strategic alliance with SICPA, our principal customer for our light interference microflakes that are used to, among other things, provide security features in currency. Under a license and supply agreement, we rely exclusively on SICPA to market and sell one of these product lines, Optically Variable Pigment (OVP®), for document authentication applications worldwide. The agreement requires SICPA to purchase minimum quantities of these pigments over the term of the agreement. If SICPA fails to purchase these quantities, as and when required by the agreement, for any reason, our business and operating results (including, among other things, our revenue and gross margin) will be harmed, at least in the short-term. In the long-term, we may be unable to find a substitute marketing and sales partner or develop these capabilities ourselves.

We depend on a limited number of vendors.

We depend on a limited number of contract manufacturers, subcontractors, and suppliers for raw materials, packages and standard components. Many of our important products rely on single-source suppliers for critical materials. These products include several of our advanced components, modules and subsystem products across our business. We generally purchase these single or limited source products through standard purchase orders or one-year supply agreements, and we have no long-term guaranteed supply agreements with such suppliers. In addition, many of our important suppliers are small companies facing financial stability, quality, yield, scale or delivery concerns. Some of these companies may be acquired, undergo material reorganizations or become insolvent. Others are larger companies with limited dependency upon our business, resulting in unfavorable pricing, quantity or delivery terms. The recent signs of market stability in our business have exacerbated these concerns as we increase our purchasing to meet our customers’ demands. While we are currently undertaking programs to ensure the long-term strength of our supply chain, we are experiencing and expect to continue to experience, strain on our supply chain and periodic supplier problems. Our business and results of operations could be adversely affected by a stoppage or delay of supply, substitution of more expensive or less reliable products, receipt of defective parts or contaminated materials, an increase in the price of such supplies, or our inability to obtain reduced pricing from our suppliers in response to competitive pressures. In addition, these problems have affected, and will continue to affect, our ability to meet customer expectations. If we do not identify and implement long-term solutions to our supply chain concerns, our customer relationships and business will be materially impacted.

We generally use a rolling twelve and fifteen month forecast based on anticipated product orders, customer forecasts, product order history, warranty and service demand, and backlog to determine our material requirements. Lead times for the parts and components that we order vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. If actual orders do not match our forecasts, we may have excess or shortfalls of some materials and components as well as excess inventory purchase commitments. We could experience reduced or delayed product shipments or incur additional inventory write-downs and cancellation charges or penalties, which would increase costs and could have a material adverse impact on our results of operations.

Risks in acquisitions.

Our growth is dependent upon market growth, our ability to enhance our existing products and the introduction of new products on a timely basis. We have and will continue to address the need to develop new products through acquisitions of other companies and technologies. Acquisitions involve numerous risks, including the following:

•	difficulties in integrating the operations, technologies, products and personnel of the acquired companies;

•	inadequate internal control procedures and disclosure controls to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•	diversion of management’s attention from normal daily operations of the business;

•	potential difficulties in completing projects associated with in-process research and development;

•	difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

•	insufficient net revenue to offset increased expenses associated with acquisitions; and

•	potential loss of key employees of the acquired companies.

Acquisitions may also cause us to:

•	issue common stock that would dilute our current shareholders’ percentage ownership;

•	assume liabilities, some of which may be unknown at the time of such acquisitions;

•	record goodwill and non-amortizable intangible assets that will be subject to impairment testing and potential periodic impairment charges;

•	incur amortization expenses related to certain intangible assets;

•	incur large and immediate write-offs of in-process research and development costs; or

•	become subject to litigation.

Mergers and acquisitions of high-technology companies are inherently risky, and no assurance can be given that our previous or future acquisitions will be successful or will not adversely affect our business, operating results, or financial condition. We are currently devoting significant resources to the integration of our recent acquisition of Acterna, which among other things, requires significant investment in IT systems and infrastructure. Failure to manage and successfully integrate acquisitions could harm our business and operating results in a material way. Even when an acquired company has already developed and marketed products, there can be no assurance that product enhancements will be made in a timely fashion or that all pre-acquisition due diligence will have identified all possible issues that might arise with respect to such products.

Expenses relating to acquired in-process research and development costs are charged in the period in which an acquisition is completed. These charges may occur in future acquisitions resulting in variability in our quarterly earnings.

If we fail to attract and retain key personnel, our business could be adversely impacted.

Our future depends, in part, on our ability to attract and retain key personnel. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. Our future also depends on the continued contributions of our executive management team and other key management and technical personnel, each of whom would be difficult to replace. The loss of service from these or other executive officers or key personnel or the inability to continue to attract qualified personnel could have a material adverse effect on our business. Retention of key talent is an increasing concern as we continue to implement cost improvement programs, including product transfers and site reductions, and as we continue to address our profitability concerns.

Similar to other technology companies, particularly those located in Silicon Valley, we rely upon our ability to use stock options and other forms of stock-based compensation as key components of our executive and employee compensation structure. Historically, these components have been critical to our ability to retain important personnel and offer competitive compensation packages. Without these components, we would be required to significantly increase cash compensation levels (or develop alternative compensation structures) in order to retain our key employees, particularly as and when an industry recovery returns. Recent requirements mandating the expensing of stock-based compensation awards may cause us to substantially reduce, or even eliminate, all or portions of our stock-based compensation programs which may negatively impact our ability to attract and retain key employees.

If we fail to attract and retain key finance personnel, our ability to maintain internal control over financial reporting may be impaired.

We have filled most of the vacancies within our finance organization. In the past two years, we have strengthened the technical capabilities of finance management staff through the hiring of our Corporate Controller, Technical Accounting Director, Assistant Corporate Controller, and Manufacturing Controller. We will continue to recruit key finance personnel to support the operations of our Communications Test & Measurement segment, established through our acquisition of Acterna, which had previously been a privately-held company with internal control procedures and disclosure controls and procedures that were not designed or maintained for public company reporting. If we are unable to attract and retain our key finance personnel we may not be able to sustain our internal controls over financial reporting.

Finance personnel in new positions may require additional quarterly reporting cycles to be fully trained and familiar with historically complex transactions and the challenges of integrating Acterna and other strategic acquisitions. Should we continue to experience turnover or are unable to recruit financial personnel needed in the corporate accounting and finance functions, or should the demands increase on our current resources due to an increase in the number of complex, non-routine transactions, our internal control over financial reporting could be adversely impacted. This could result in material weaknesses in our internal controls over financial reporting.

Certain of our non-communications related products are subject to governmental and industry regulations, certifications and approvals.

The commercialization of certain of the products we design, manufacture and distribute through our Advanced Optical Technologies segment and Lasers business unit may be more costly due to required government approval and industry acceptance processes. Development of applications for our light interference and diffractive microflakes may require significant testing that could delay our sales. For example, certain uses in cosmetics may be regulated by the Food and Drug Administration, which has extensive and lengthy approval processes. Durability testing by the automobile industry of our decorative microflakes used with automotive paints can take up to three years. If we change a product for any reason, including technological changes or changes in the manufacturing process, prior approvals or certifications may be invalid and we may need to go through the approval process again. If we are unable to obtain these or other government or industry certifications in a timely manner, or at all, our operating results could be adversely affected.

We face risks related to our international operations and revenue.

Our customers are located throughout the world. In addition, we have significant offshore operations, including product development, manufacturing, sales and customer support operations. Our operations outside North America include product development and manufacturing facilities in Europe and Asia and service, sales and support offices worldwide.

Our international presence exposes us to certain risks, including the following:

•	our ability to comply with customs, import/export and other trade compliance regulations of the countries in which we do business, together with any unexpected changes in such regulations;

•	difficulties in establishing and enforcing our intellectual property rights;

•	tariffs and other trade barriers;

•	political, legal and economic instability in foreign markets, particularly in those markets in which we maintain manufacturing and product development facilities;

•	difficulties in staffing and management;

•	language and cultural barriers;

•	seasonal reductions in business activities in the countries where our international customers are located;

•	integration of foreign operations;

•	longer payment cycles;

•	greater difficulty in accounts receivable collection;

•	difficulties in management of foreign distributors;

•	currency fluctuations; and

•	potential adverse tax consequences.

Net revenue from customers outside the Americas accounted for 43% and 38% of our total net revenue for the first quarter of fiscal 2007 and 2006, respectively. We expect that net revenue from customers outside North America will continue to account for a significant portion of our total net revenue. Lower sales levels that typically occur during the summer months in Europe and some other overseas markets may materially and adversely affect our business. In addition, the revenues we derive from many of our customers depend on international sales and consequently further expose us to the risks associated with such international sales.

The international dimensions of our operations and sales subject us to a myriad of domestic and foreign trade regulatory requirements. As part of our ongoing integration program, we are evaluating our current trade compliance practices and implementing improvements where necessary. Among other things, we are auditing our product export classification and customs procedures and are installing trade information and compliance systems using our global enterprise software platforms. We do not currently expect the costs of such evaluation or the implementation of any resulting improvements to have a material adverse effect on our operating results or business. However, our evaluation and related implementation are not yet complete and, accordingly, the costs could be greater than expected, and such costs and the legal consequences of any failure to comply with applicable regulations could affect our business and operating results.

Changes in our effective tax rate or adverse outcomes resulting from tax audits may have an adverse impact on our results.

As an international corporation, we are subject to taxation in the various jurisdictions in which we conduct business. Significant judgment is required in the determination of our worldwide provision for income taxes and this determination requires the interpretation and application of complex and sometimes uncertain tax laws and regulations. Our effective tax rate may be adversely impacted by changes in the mix of earnings between countries which have different statutory tax rates, in the valuation of our deferred tax assets, and by changes in tax rules and regulations. We are subject to income tax audits in the respective jurisdictions in which we conduct business and we regularly assess the likelihood of adverse outcomes resulting from these tax audits to ascertain the adequacy of our provision for income taxes. There can be no assurance that the outcomes of these tax audits will not have an adverse impact on our results and financial condition.

We are increasing operations in China, which exposes us to risks inherent in doing business in China.

As a result of our efforts to reduce costs, we have increased our manufacturing operations in China. Looking ahead we expect to expand our research and development activities in China. Our China-based activities are subject to greater political, legal and economic risks than those faced by our other operations. See “We face risks related to our international operations and revenue.” These concerns will increase as we expand our activities in China to include product research and development, which may expose our critical technology to foreign misappropriation. In particular, the political, legal and economic climate in China (both at national and regional levels) is extremely fluid and unpredictable. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, such as those relating to taxation, import and export tariffs, environmental regulations, land use rights, intellectual property and other matters, which laws and regulations remain highly underdeveloped and subject to change, with little or no prior notice, for political or other reasons. Moreover, the enforceability of applicable existing Chinese laws and regulations is uncertain. These concerns are heightened for foreign businesses, such as ours, operating in China. In addition, we may not obtain the requisite legal permits to continue to operate in China and costs or operational limitations may be imposed in connection with obtaining and complying with such permits. Our business could be materially harmed by any changes to the political, legal or economic climate in China or the inability to enforce applicable Chinese laws and regulations.

Currently, we operate manufacturing facilities located in Shenzhen and Beijing, China. As part of our efforts to reduce costs, we continue to increase the scope and extent of our manufacturing operations in our Shenzhen facilities. Accordingly, we expect that our ability to operate successfully in China will become increasingly important to our overall success. As we continue to consolidate our manufacturing operations, we will incur additional costs to transfer product lines to our facilities located in China, including costs of qualification testing with our customers, which could have a material adverse impact on our operating results and financial condition. Also see “If our customers do not qualify our manufacturing lines for volume shipments, our operating results could be adversely impacted.”

As a result of a government order to ration power for industrial use, operations in our Shenzhen facilities may be subject to possible interruptions or shutdowns. Our ability to complete manufacturing commitments on a timely basis may be adversely affected. If we are required to make significant investments in generating capacity to sustain uninterrupted operations at our Shenzhen facilities, we may not realize the reductions in costs anticipated from our expansion in China. In addition, future outbreaks of avian influenza, or other communicable diseases, could result in quarantines or closures of our Beijing and Shenzhen facilities, thereby disrupting our operations and expansion in China.

We intend to export the majority of the products manufactured at our facilities in China. Accordingly, upon application to and approval by the relevant governmental authorities, we will not be subject to certain Chinese taxes and are exempt from customs duty assessment on imported components or materials when the finished products are exported from China. We are, however, required to pay income taxes in China, subject to certain tax relief. As the Chinese trade regulations are in a state of flux, we may become subject to other forms of taxation and duty assessments in China or may be required to pay for export license fees in the future. In the event that we become subject to any increased taxes or new forms of taxation imposed by authorities in China, our results of operations could be materially and adversely affected.

Managing our inventory is complex and may include write-downs of excess or obsolete inventory.

Managing our inventory of components and finished products is a complex task. A number of factors, including the need to maintain a significant inventory of certain components that are in short supply or that must be purchased in bulk to obtain favorable pricing or require long lead times, may result in our maintaining large amounts of inventory. In addition, we base many of our operating decisions, and enter into purchase commitments, on the basis of anticipated revenue trends which are highly unpredictable. Inventory which is not used or expected to be used as and when planned may become excess or obsolete. Any excess or obsolete inventory could also result in sales price reductions and/or inventory write-downs, which historically have adversely affected our business and results of operations, and we expect to continue.

Our business and operations would be adversely impacted in the event of a failure of our information technology infrastructure.

We rely upon the capacity, reliability and security of our information technology hardware and software infrastructure and our ability to expand and update this infrastructure in response to our changing needs. We are constantly updating our information technology infrastructure. For example, we have entered into an agreement with Oracle to provide and maintain our global ERP infrastructure on an outsourced basis. Any failure to manage, expand and update our information technology infrastructure or any failure in the operation of this infrastructure could harm our business.

Our recent acquisitions of Acterna and Agility create additional burden and risk, in the short term, as we expend resources to install the appropriate information technology systems and other processes to address our expanded operations. The integration of Acterna is of particular concern to our information technology infrastructure due to Acterna’s size and complexity. Converting Acterna’s business processes, data and applications to our standards continues to be a complex and time-consuming task. During this transition period, we are exposed to the risks associated with incompatible and complex reporting systems.

Despite our implementation of security measures, our systems are vulnerable to damages from computer viruses, natural disasters, unauthorized access and other similar disruptions. Any system failure, accident or security breach could result in disruptions to our operations. To the extent that any disruptions or security breach results in a loss or damage to our data, or in inappropriate disclosure of confidential information, it could harm our business. In addition, we may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.

If we fail to remediate our current system of internal controls to an effective level, we may not be able to accurately report our financial results or prevent fraud. As a result, our business could be harmed and current and potential investors could lose confidence in our financial reporting, which could have a negative effect on the trading price of our debt and equity securities.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand, operating results and the market value of our debt and equity securities could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. Specifically, our Annual Report on Form 10-K for fiscal 2006 identified certain material weakness in our internal controls processes.

We have devoted significant resources to remediate and improve our internal controls. We have also been monitoring the effectiveness of these remediated measures. We cannot be certain that these measures will ensure adequate controls over our financial processes and reporting in the future. We intend to continue implementing changes to our processes to improve internal controls over financial reporting. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our debt and equity securities. Further, the impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, which could harm our business. The additions of Acterna and Agility have significantly increased the burden on our systems and infrastructure, and impose additional risk to the ongoing effectiveness of our internal controls, disclosure controls, and procedures. As privately-held companies, both Acterna and Agility lacked the systems, reporting infrastructure, and internal control procedures typical of a publicly-held company of similar size and complexity. The integration of Acterna is of particular concern to our internal controls, disclosure controls, and procedures due to Acterna’s size and complexity. Consequently, we expect to expend significant resources and effort in this regard and are not certain that our efforts will be successful.

If we fail to timely file with the trustee of our Zero Coupon Senior Convertible Notes or our 1% Senior Convertible Notes certain information, documents and reports required to be filed by us with the SEC, such notes could become due and payable immediately. As a result, our liquidity position could be adversely impacted or we may not have enough cash to pay the note holders, which would harm our business and the trading price of our debt and equity securities.

Recently, we have had difficulty filing certain of our reports with the SEC in the accelerated timeframe required by the SEC. Under the terms of both of the indentures governing our senior convertible notes, we must comply with certain covenants, agreements and conditions, including filing with the trustee certain information, documents and reports required to be filed by us with the SEC. Certain failures to comply with the filing of such reports with the trustee would constitute a default. Upon such a default, the trustee or holders of 25% of the outstanding principal of either series of notes have the option to send us a notice of default, demanding that such default be cured within 60 days. If we receive such a notice of default, we will be required to cure such default within 60 days or obtain a waiver from holders of a majority of the outstanding principal balance of each series of notes. If we cannot cure such default within 60 days or obtain a waiver, the notes could be accelerated. This could severely impact our liquidity position or, under certain circumstances, we may not have enough cash to pay the note holders, which would harm our business and the trading price of debt and equity securities.

If we have insufficient proprietary rights or if we fail to protect those we have, our business would be materially harmed.

We may not obtain the intellectual property rights we require.

Others, including academic institutions, our competitors and other large technology-based companies, hold numerous patents in the industries in which we operate. Some of these patents may purport to cover our products. In response, we may seek to acquire license rights to these or other patents or other intellectual property to the extent necessary to ensure we possess sufficient intellectual property rights for the conduct of our business. Unless we are able to obtain such licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit our development of new products, impede the sale of some of our current products, or substantially increase the cost to provide these products to our customers. In the past, licenses generally have been available to us where third-party technology was necessary or useful for the development or production of our products. In the future licenses to third-party technology may not be available on commercially reasonable terms, if at all. Generally, a license, if granted, includes payments by us of up-front fees, ongoing royalties or a combination of both. Such royalties or other terms could have a significant adverse impact on our operating results. We are a licensee of a number of third-party technologies and intellectual property rights and are required to pay royalties to these third-party licensors on certain software used by us as well as on some of our telecommunications products and laser subsystems.

Our products may be subject to claims that they infringe the intellectual property rights of others.

The industry in which we operate experiences periodic claims of patent infringement or other intellectual property rights. We have received in the past and, from time to time, may in the future receive notices from third parties claiming that our products infringe upon third-party proprietary rights. One consequence of the recent economic downturn is that many companies have turned to their intellectual property portfolios as an alternative revenue source. This is particularly true of companies which no longer compete with us. Many of these companies have larger, more established intellectual property portfolios than ours. At any one time we generally have various pending claims from third parties that our products or operations infringe or misappropriate their intellectual property rights or that one or more of our patents are invalid. We will continue to respond to these claims in the course of our business operations. In the past, the settlement and disposition of these disputes has not had a material adverse impact on our business or financial condition, however this may not be the case in the future. Further, the litigation or settlement of these matters, regardless of the merit of the claims, could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not we are successful. If we are unsuccessful, we could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology that is the subject of the litigation. We may not be successful in such development, or such licenses may not be available on terms acceptable to us, if at all. Without such a license, we could be enjoined from future sales of the infringing product or products, which could adversely affect our revenues and operating results.

The use of open source software in our products, as well as those of our suppliers, manufacturers and customers, may expose us to additional risks and harm our intellectual property position.

Certain of the software and/or firmware that we use and distribute (as well as that of our suppliers, manufacturers and customers) may be, be derived from, or contain, so-called “open source” software that is generally made available to the public by its authors and/or other third parties. Such open source software is often made available under licenses which impose obligations in the event the software or derivative works thereof are distributed or re-distributed. These obligations may require us to make source code for the derivative works available to the public, and/or license such derivative works under a particular type of license, rather than the forms of license customarily used to protect our own software products. While we believe we have complied with our obligations under the various applicable licenses for open source software, in the event that a court rules that these licenses are unenforceable, or in the event the copyright holder of any open source software were to successfully establish in court that we had not complied with the terms of a license for a particular work, we could be required to release the source code of that work to the public and/or stop distribution of that work. Additionally, open source licenses are subject to occasional revision. In the event future iterations of open source software are made available under a revised license, such license revisions may adversely affect our ability to use such future iterations.

Our intellectual property rights may not be adequately protected.

Our future depends in part upon our intellectual property, including trade secrets, know-how and continuing technological innovation. We currently hold numerous U.S. patents on products or processes and corresponding foreign patents and have applications for some patents currently pending. The steps taken by us to protect our intellectual property may not adequately prevent misappropriation or ensure that others will not develop competitive technologies or products. Other companies may be investigating or developing other technologies that are similar to our own. It is possible that patents may not be issued from any application pending or filed by us and, if patents do issue, the claims allowed may not be sufficiently broad to deter or prohibit others from marketing similar products. Any patents issued to us may be challenged, invalidated or circumvented. Further, the rights under our patents may not provide a competitive advantage to us. In addition, the laws of some territories in which our products are or may be developed, manufactured or sold, including Europe, Asia-Pacific or Latin America, may not protect our products and intellectual property rights to the same extent as the laws of the United States.

We face certain litigation risks that could harm our business.

We have had numerous lawsuits filed against us asserting various claims, including securities and ERISA class actions and stockholder derivative actions. The results of complex legal proceedings are difficult to predict. Moreover, many of the complaints filed against us do not specify the amount of damages that plaintiffs seek, and we therefore are unable to estimate the possible range of damages that might be incurred should these lawsuits be resolved against us. While we are unable to estimate the potential damages arising from such lawsuits, certain of them assert types of claims that, if resolved against us, could give rise to substantial damages. Thus, an unfavorable outcome or settlement of one or more of these lawsuits could have a material adverse effect on our financial position, liquidity and results of operations. Even if these lawsuits are not resolved against us, the uncertainty and expense associated with unresolved lawsuits could seriously harm our business, financial condition and reputation. Litigation can be costly, time-consuming and disruptive to normal business operations. The costs of defending these lawsuits, particularly the securities class actions and stockholder derivative actions, have been significant, will continue to be costly and may not be covered by our insurance policies. The defense of these lawsuits could also result in continued diversion of our management’s time and attention away from business operations, which could harm our business.

Recently enacted and proposed regulatory changes will cause us to incur increased costs.

We continue to evaluate our internal control systems in order to allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. As a result, we continue to incur substantial expenses. In addition, we continue to make acquisitions and we cannot assure that we will be able to properly integrate the internal controls processes of, or effectively implement internal controls processes for, the acquired assets or companies. See also “If we fail to remediate our current system of internal controls to an effective level, we may not be able to accurately report our financial results or prevent fraud. As a result, our business could be harmed and current and potential investors could lose confidence in our financial reporting, which could have a negative effect on the trading price of our debt and equity securities.”

If we fail to manage our exposure to worldwide financial and securities markets successfully, our operating results and financial statements could be materially impacted.

We are exposed to financial market risks, including changes in interest rates, foreign currency exchange rates and prices of marketable equity and fixed-income securities. We do not use derivative financial instruments for speculative or trading purposes. The primary objective of most of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, a majority of our marketable investments are investment grade, liquid, short-term fixed-income securities and money market instruments denominated in U.S. dollars. A substantial portion of our net revenue, expense and capital purchasing activities are transacted in U.S. dollars. However, some of these activities are conducted in other currencies, primarily Canadian, European and Asian currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, we may enter into foreign currency forward contracts or other hedging instruments. The contracts and other hedging instruments are intended to reduce, but not eliminate, the impact of foreign currency exchange rate movements. Unhedged currency exposures may fluctuate in value and produce significant earnings and cash flow volatility.

As of September 30, 2006, we held investments in other public and private companies and had limited funds invested in private venture funds. Such investments represented approximately $10.9 million on our consolidated balance sheet at September 30, 2006. In addition to our investments in public companies, we have in the past made, and expect to continue to make, investments in privately-held companies as well as venture capital investments for strategic and commercial purposes. In recent quarters some of the private companies in which we held investments have ceased doing business and have either liquidated or are in bankruptcy proceedings. If the carrying value of our investments exceeds the fair value, and the decline in fair value is deemed to be other-than-temporary, we will be required to further write down the value of our investments, which could materially harm our results of operations or financial condition.

We may be subject to environmental liabilities which could increase our expenses and harm our operating results.

We are subject to various federal, state and foreign laws and regulations governing the environment, including those governing pollution and protection of human health and the environment and, recently, those restricting the presence of certain substances in electronic products and holding producers of those products financially responsible for the collection, treatment, recycling and disposal of certain products. Such laws and regulations have been passed in several jurisdictions in which we operate. Laws governing the environmental effects of electronic products have been passed in several European Union member countries, and similar laws are now pending in various jurisdictions within the United States. The European Union has enacted the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, or RoHS, and the Waste Electrical and Electronic Equipment, or WEEE, directives. The RoHS directive prohibits the use of certain substances, including lead, mercury, cadmium and chromium, in covered products placed on the market after July 1, 2006. The WEEE directive obligates parties that place electrical and electronic equipment onto the market in the European Union to clearly mark the equipment, register with and report to European Union regulators regarding distribution of the equipment, and provide a mechanism to recall and properly dispose of the equipment. Each European Union member country has enacted, or is expected to soon enact, legislation clarifying what is and what is not covered by the WEEE directive in that country. However, there is still some uncertainty in certain European Union countries as to which party involved in the manufacture, distribution and sale of electronic equipment will be ultimately held responsible. If we are deemed to be a manufacturer of covered products, we may be required to register as a producer in certain European Union countries, and incur financial responsibility with respect to products sold within the European Union, including products of other manufacturers that have been replaced by our products. We may also incur substantial costs to change our manufacturing processes, redesign or reformulate, and obtain substitute components for, our products that are deemed covered products under the RoHS directive. We may also incur significant inventory write-downs if certain components held in inventory become unusable because they are not RoHS-compliant. If we fail to timely provide RoHS-compliant products, we will not be able to offer our products within European Union, and we may be subject to civil or criminal liabilities.

Similar legislation has been and may be enacted in other locations where we manufacture or sell our products. We will need to ensure that we comply with such laws and regulations as they are enacted, as well as all environmental laws and regulations, and as appropriate or required, that our component suppliers also timely comply with such laws and regulations. If we fail to timely comply with such laws, we could face sanctions for such noncompliance, and our customers further may refuse to purchase our products, which would have a materially adverse effect on our business, financial condition and results of operations.

With respect to compliance with environmental laws and regulations in general, we have incurred and in the future could incur substantial costs for the cleanup of contaminated properties, either those we own or operate or to which we have sent wastes in the past, or to comply with such environmental laws and regulations; further, we could be subject to disruptions to our operations and logistics as a result of such clean-up or compliance obligations. In addition, if we were found to be in violation of these laws, we could be subject to governmental fines and liability for damages resulting from such violations. If we have to make significant capital expenditures to comply with environmental laws, or if we are subject to significant expenditures in connection with a violation of these laws, our financial condition or operating results could be adversely impacted.

We are exposed to risks related to our indemnification of third parties.

From time to time, in the normal course of business, we indemnify third parties with whom we enter into contractual relationships. These contracts primarily relate to divestiture agreements, under which we may provide customary indemnifications to purchasers of our businesses or assets, certain real estate leases, under which we may be required to indemnify property owners, and certain agreements with our officers, directors and employees. We have agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, third party claims that our products when used for their intended purposes infringe the intellectual property rights of others, environmental and other liabilities, claims arising from our use of our leased premises or our directors, officers and employees’ service with us. If such third parties become involved in legal disputes in which they contend that we allegedly have indemnification obligations, we may be subject to potential liability. It is not possible to determine the maximum potential amount of liability under any indemnification obligations, whether or not asserted, due to our limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim. Historically, payments made by us under these obligations have not been material.

We sold $475 million of senior convertible notes in 2003 and $425 million of senior convertible notes in 2006, which may cause our reported earnings per share to be more volatile because of the conversion contingency features of these notes.

We issued $475 million of indebtedness in October 2003 and $425 million of indebtedness in May and June, 2006 in the form of senior convertible notes. The issuance of these notes substantially increased our principal payment obligations and we may not have enough cash to repay the notes when due. The degree to which we are leveraged could materially and adversely affect our ability to successfully obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. In addition, the holders of those notes are entitled to convert those notes into shares of our common stock or a combination of cash and shares of common stock under certain circumstances which would cause dilution to our existing stockholders and lower our reported per share earnings.

Our rights plan and our ability to issue additional preferred stock could harm the rights of our common stockholders.

In February 2003, we amended and restated our Stockholder Rights Agreement and currently each share of our outstanding common stock is associated with one right. Each right entitles stockholders to purchase 1/100,000 share of our Series B Preferred Stock at an exercise price of $21.00.

The rights only become exercisable in certain limited circumstances following the tenth day after a person or group announces acquisition of or tender offers for 15% or more of our common stock. For a limited period of time following the announcement of any such acquisition or offer, the rights are redeemable by us at a price of $0.01 per right. If the rights are not redeemed, each right will then entitle the holder to purchase common stock having the value of twice the then-current exercise price. For a limited period of time after the exercisability of the rights, each right, at the discretion of our Board of Directors, may be exchanged for either 1/100,000 share of Series B Preferred Stock or one share of common stock per right. The rights expire on June 22, 2013.

Our Board of Directors has the authority to issue up to 499,999 shares of undesignated preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of our stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock.

The issuance of Series B Preferred Stock or any preferred stock subsequently issued by our Board of Directors, under some circumstances, could have the effect of delaying, deferring or preventing a change in control.

Some provisions contained in the rights plan, and in the equivalent rights plan that our subsidiary, JDS Uniphase Canada Ltd., has adopted with respect to our exchangeable shares, may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of common stock or exchangeable shares, which offers may be attractive to stockholders, or deter purchases of large blocks of common stock or exchangeable shares, thereby limiting the opportunity for stockholders to receive a premium for their shares of common stock or exchangeable shares over the then-prevailing market prices.

Some anti-takeover provisions contained in our charter and under Delaware laws could hinder a takeover attempt.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under some circumstances, publicly-held Delaware corporations from engaging in business combinations with some stockholders for a specified period of time without the approval of the holders of substantially all of our outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if such events could be beneficial, in the short-term, to the interests of the stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. Our certificate of incorporation and bylaws contain provisions relating to the limitations of liability and indemnification of our directors and officers, dividing our board of directors into three classes of directors serving three-year terms and providing that our stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Risks Related to the Notes and the Common Stock

Our substantial indebtedness could adversely affect our operations and financial results and prevent us from fulfilling our obligations under these notes.

We have now, and expect to continue to have, a significant amount of indebtedness. As of September 30, 2006, JDSU and its subsidiaries had approximately $900.0 million of outstanding indebtedness. Our substantial indebtedness could have important consequences for you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes offered hereby;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital, capital expenditures, expansion efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

Any of the above-listed factors could have an adverse effect on our business, financial conditions, and results of operations, our ability to meet our payment obligations under the notes and our other indebtedness, and the price of our debt and equity securities.

We may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

We are not restricted under the terms of the notes and indenture from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund working capital, capital expenditures, and other general corporate purposes. In addition, we are not restricted from repurchasing subordinated indebtedness or common stock by the terms of the notes.

We rely on certain of our subsidiaries as sources of cash and your right to receive payments on these notes are effectively subordinated to all existing and future liabilities of our subsidiaries and to all of our existing and future secured debt.

We conduct a considerable portion of our operations through our subsidiaries. Dividends and advances from our subsidiaries are significant sources of cash for us. The amount of dividends available to us from our subsidiaries depends largely upon each subsidiary’s earnings and operating capital requirements. The terms of some of our subsidiaries’ existing or future borrowing arrangements may limit the transfer of funds to us. In addition, the ability of our subsidiaries to make any payments to us will depend on their business and tax considerations and legal restrictions.

None of our subsidiaries guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes are effectively subordinated to all liabilities of our subsidiaries. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. At September 30, 2006, our subsidiaries had no outstanding indebtedness, other than intercompany indebtedness and trade payables.

In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change or on any other repurchase date, as required by the governing indenture.

Holders of the notes will have the right to require us to repurchase the notes on May 15, 2013, May 15, 2016 and May 15, 2021 or upon the occurrence of a fundamental change prior to maturity as described under the heading “Description of Notes.” A fundamental change may also constitute an event of default or prepayment under, or result in the acceleration of the maturity of, our then existing indebtedness. We may not have sufficient funds to repurchase the notes in cash or make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes in cash or make the required repayment may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes when required will result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Restricted convertibility of the notes could result in your receiving less than the value of our common stock into which a note would otherwise be convertible.

The notes are convertible into cash, and at our option, cash or shares of our common stock or a combination of cash and shares of our common stock, if any, only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and common stock into which the notes would otherwise be convertible.

Upon conversion of the notes, we will pay a settlement amount consisting of cash and, at our option, cash or shares of our common stock or a combination of cash and shares of our common stock, if any, based upon a specified observation period and you may receive less proceeds than expected.

Generally, we will satisfy our conversion obligation to holders by paying cash equal to the principal amount of a note and by delivering, at our option, cash or shares of our common stock or a combination of cash and shares of our common stock based on a daily conversion value calculated on a proportionate basis for each day of the 25 trading-day observation period. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock relative to the conversion value of the note as of the conversion date. In addition, because of the 25 trading-day observation period, settlement will be delayed until at least the 28th trading day following the related conversion date. See “Description of Notes.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your notes is determined.

Our failure to convert the notes into cash or a combination of cash and shares of our common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes.” However, the conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs prior to May 15, 2013, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of Notes— Conversion Rights—Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.” The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the specified corporate transaction occurs after May 15, 2013 or if the price of our common stock in the transaction is greater than or equal to $128.00 per share or less than $24.24 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 98 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights— Conversion Rate Adjustments.”

Our obligation to increase the conversion rate in connection with any such specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The notes may not have an active market and the price may be volatile. You may be unable to sell your notes at the price you desire or at all.

An active or sustained trading market may not develop for the notes, and there can be no assurance that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. Although the notes sold to qualified institutional buyers are eligible for trading in The PORTAL® Market, the notes resold pursuant to this prospectus will no longer be eligible for trading in the PORTAL® Market. We do not intend to list the notes on any national securities exchange or to seek the admission thereof to trading on The Nasdaq Global Market. The liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by, among other things:

•	changes in the overall market for high yield securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be harmed.

Our stock price has been volatile historically and may continue to be volatile. The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. During fiscal 2006, the closing sale price of our common stock on The Nasdaq Global Market, adjusted to reflect the 1-for-8 reverse stock split effective on October 16, 2006, ranged from $11.92 to $33.44 per share, and the closing sale price on December 4, 2006 was $18.32 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.

In addition, the stock market in general, and the market price for companies in the telecommunications industry, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock.

Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom have been granted stock options.

Sales of a significant number of shares of our common stock in the public market, or the perception of such sales, could reduce our share price and impair our ability to raise funds in new share offerings.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. The hedging or arbitrage could, in turn, affect the market price of the notes.

You may be deemed to have received a taxable distribution without the receipt of any cash.

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code of 1986, or the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will result in deemed distributions to the holders of notes even though they have not received any cash or property as a result of such adjustments. Any deemed distributions to a U.S. holder will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. If you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Considerations”), such deemed distribution may be subject to U.S. withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Material United States Federal Income Tax Considerations.”

FORWARD-LOOKING STATEMENTS

All statements in this prospectus and the documents incorporated or deemed to be incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may contain words such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negatives thereof or similar words. Forward-looking statements in this prospectus include, but are not limited to, statements regarding our strategy, competitive position, trends and anticipated growth in our industry, projections of future results of operation or financial condition, estimates of proceeds from this offering, our plans for the use of such proceeds, estimates of total expenses from this offering and whether litigation will have a material impact on our business, financial condition or results of operations. Forward-looking statements are based on our present expectations, projections, objectives or strategies regarding the future. As such, these statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. You should read carefully the risks discussed in the section entitled “Risk Factors” of this prospectus for a description of certain risks that could cause actual results to differ from the results expressed or implied by forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we cannot guarantee future results, events, levels of activity, performance, or achievements. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or the date of any document incorporated herein by reference. We do not undertake, and expressly disclaim, any obligation to update this forward-looking information, except as required under applicable law.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges is computed by dividing fixed charges into net earnings (loss) before income tax provision (benefit), minority interest (benefit) and cumulative effect of change in accounting principle plus fixed charges. Fixed charges consist of interest expense and that portion of rent expense deemed to represent interest. The ratio of earnings to fixed charges of the Company was less than 1.00 for the years ended June 30, 2003, 2002, 2001, 2000, and 1999 and for the three month period ended September 30, 2006; thus earnings available for fixed charges were inadequate to cover fixed charges for such periods. The deficiencies of net earnings to cover fixed charges for the years ended June 30, 2006, 2005, 2004, 2003, 2002 and the three month period ended September 30, 2006 were $(151.6), $(254.6), $(128.4), $(920.3), $(8,501.0) and $(18.5), respectively (in millions).

USE OF PROCEEDS

The selling securityholders will receive all the proceeds from the sale of the notes and shares of our common stock sold under this prospectus. We will not receive any cash proceeds from the sale of these securities.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Zero Coupon Senior Convertible Notes due 2010

In October 2003, we issued $475 million in aggregate principal amount of zero coupon senior convertible notes that mature on November 15, 2010. The zero coupon senior convertible notes are senior unsecured obligations, ranking equal in right of payment with all of our existing and future senior unsecured debt, including the notes offered hereby, and senior to all of our subordinated debt.

At any time prior to maturity, holders may convert the zero coupon senior convertible notes into shares of our common stock at a conversion price of $39.52 per share (equal to an initial conversion rate of 25.304 shares per $1,000 principal amount of the zero coupon senior convertible notes, subject to adjustments described in the indenture governing such notes) upon the satisfaction of any of the following circumstances:

•	if the closing sale price of our common stock exceeds 110% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

•	after November 15, 2008 until maturity, on any date on which the closing sale price of our common stock exceeds 110% of the conversion price, and at all times thereafter;

•	during the five business day period after any five consecutive trading day period in which the trading price per note for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes; provided that you will receive an amount of cash or common stock, or any combination thereof, equal to the principal amount of notes being converted pursuant to this contingency if the closing sale price of our common stock exceeds the conversion price;

•	if we call such notes for redemption; or

•	upon the occurrence of a change of control or certain corporate events.

The zero coupon senior convertible notes are convertible in the aggregate into approximately 12.0 million shares of common stock.

Upon the occurrence of certain corporate events, holders of the zero coupon senior convertible notes may require us to repurchase their notes, at a purchase price equal to 100% of the principal amount of such notes, plus any additional interest.

On November 15, 2008 and thereafter, we may redeem, and holders of our zero coupon senior convertible notes may require us to repurchase, our zero coupon senior convertible notes in whole or in part at a redemption price or purchase price, as applicable, equal to 100% of the principal amount of such notes, plus any additional interest.

The indenture governing our existing zero coupon senior convertible notes contains certain limitations on, among other things, certain consolidations, mergers and transfers of assets, although it does not restrict us from incurring additional indebtedness, or paying dividends or making other distributions with respect to our capital stock.

DESCRIPTION OF NOTES

1% Senior Convertible Notes due 2026

The 1% senior convertible notes were issued under an indenture, dated as of May 17, 2006, between us, as issuer, and The Bank of New York Trust Company, N.A., as trustee. The notes and the shares of common stock issuable upon conversion of the notes are covered by a registration rights agreement dated as of May 17, 2006 between us and the initial purchasers.

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the notes. You should refer to all the provisions of the indenture and the registration rights agreement, including the definitions of certain terms used in those agreements. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The indenture including the form of note contained therein, and the registration rights agreement referred to below, are specifically incorporated herein by reference. You may request copies of these documents from us.

As used in this “Description of Notes” section, references to “we,” “our” or “us” refer solely to JDS Uniphase Corporation and not to our subsidiaries.

General

The notes are our senior unsecured debt and rank on parity with all of our other existing and future senior unsecured debt and prior to all of our subordinated debt. The notes are convertible into shares of common stock, as described more fully under “—Conversion Rights” below.

The notes are limited to $425,000,000 aggregate principal amount. The notes are issued only in denominations of $1,000 and multiples of $1,000. The notes mature on May 15, 2026, unless earlier converted, redeemed or repurchased. We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

The holders of the notes are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described under “—Repurchase at Option of the Holder Upon a Fundamental Change,” and “—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.”

Except under limited circumstances described below, the notes are issued only in fully registered book-entry form and are represented by one or more global notes. There is no service charge for registration of transfer or exchange notes. We may, however, require holders to pay a sum to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Payments on the Notes; Paying Agent and Registrar

We will pay principal of certificated notes at the office or agency designated by us in the Borough of Manhattan, The City of New York. We have initially designated a corporate trust office at 101 Barclay Street, New York, New York 10286 as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $5 million or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than two days prior to the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We pay principal of and interest (including any additional interest) on notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Interest

The notes bear interest at a rate of 1.00% per year. Interest is payable semiannually in arrears on May 15 and November 15.

Interest will be paid to the person in whose name a note is registered at the close of business on May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes is computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion Rights

Holders of the Notes may convert any notes or portions of the notes, in whole or in part, initially at a conversion rate of 33.003 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $30.30 per share of common stock) at any time prior to the close of business on the business day immediately preceding the final maturity date of the notes, subject to prior repurchase of the notes, under any of the following circumstances:

•	upon satisfaction of a market price condition;

•	upon satisfaction of a trading price condition;

•	upon notice of redemption;

•	upon specified corporate transactions; or

•	during the specified period prior to maturity.

Upon conversion of a note, we will pay cash and, at our option as described below, deliver shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 25 trading-day observation period (as defined below), all as set forth below under “—Payment Upon Conversion.” The trustee will initially act as conversion agent. The conversion rate and the applicable conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If we call notes for redemption, a holder of notes may convert the notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. If a holder of notes has submitted the notes for repurchase upon a fundamental change, a holder of notes may convert the notes only if that holder withdraws the repurchase election made by that holder. Similarly, if a holder of notes exercises the option to require us to repurchase those notes other than upon a fundamental change, those notes may be converted only if that holder withdraws its election to exercise the option in accordance with the terms of the indenture.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date.

Our delivery to you of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy our obligation to pay

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion into cash and shares of our common stock, if any, under the following circumstances:

Conversion Upon Satisfaction of Market Price Condition

A holder of notes may surrender its notes for conversion during any fiscal quarter (and only during such fiscal quarter) prior to close of business on the business day immediately preceding the maturity date if the closing sale price of our common stock is greater than or equal to 130% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the preceding fiscal quarter.

The “closing sale price” of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated.

Conversion Upon Satisfaction of Trading Price Condition

Prior to April 15, 2026, a holder of notes may surrender its notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $10 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $10 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

Conversion Upon Notice of Redemption

If we call the notes for redemption, a holder of notes may convert the notes until the close of business on the business day immediately preceding the redemption date, after which time that holder’s right to convert will expire unless we default in the payment of the redemption price.

Conversion Upon Specified Corporate Transactions

If we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days, our common stock at less than the current market price; or

•	distribute to all holders of our common stock, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution;

we must notify each holder of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, a holder of notes may surrender its notes for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to a holder of notes’ ability to convert will be made if that holder will otherwise participate in the distribution without conversion.

In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, a holder of notes may surrender its notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, a holder of notes’ right to convert a note into our common stock and cash will be changed into a right to convert it into the kind and amount of cash, securities and other property which holders of the notes would have received if those holders had converted their notes immediately prior to the transaction (the “reference property”). If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We have agreed in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing. However, if the transaction described above also constitutes a “public acquirer change of control,” then we may in certain circumstances elect to change the conversion right in the manner described under “—Conversion After a Public Acquirer Change of Control” in lieu of changing the conversion right in the manner described in this paragraph.

If the transaction also constitutes a fundamental change, a holder of notes can require us to repurchase all or a portion of their notes as described under “—Repurchase At Option of the Holder Upon a Fundamental Change.” In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clause (1) of the definition of change of control occurs or a termination of trading occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 30 calendar days after the actual effective date of such transaction or, if later, until the purchase date corresponding to such fundamental change.

Conversion at Maturity

Holders may surrender notes for conversion at any time during the period beginning ten trading days before the maturity date and until the close of business on the business day immediately preceding the stated maturity date.

Conversion Procedures

The initial conversion rate for the notes is 33.003 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described below.

To convert the notes into common stock a holder of notes must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

The date a holder of notes complies with these requirements is the conversion date under the indenture.

Conversion Rate Adjustments

We will adjust the conversion rate if any of the following events occurs, except that we will not make any adjustment if holders of notes may participate, as a result of holding the notes, in the transactions described without having to convert their notes.

(1)	If we issue common stock as a dividend or distribution on our common stock, or if we subdivide or combine our common stock, the conversion rate will be adjusted based on the following formula:

CR’ =	CR0 X	OS’
OS0

where,

CR0 =	the conversion rate in effect immediately prior to such event

CR’ =	the conversion rate in effect immediately after such event

OS0 =	the number of shares of our common stock outstanding immediately prior to such event

OS’ =	the number of shares of our common stock outstanding immediately after such event

(2)	If we issue to all or substantially all holders of common stock certain rights or warrants to purchase our common stock for a total acquisition cost less than the closing sale price of our common stock on the record date for stockholders entitled to receive such rights and warrants, which rights or warrants are exercisable for not more than 60 days, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ =	CR0 X	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to such event

CR’ =	the conversion rate in effect immediately after such event

OS0 =	the number of shares of our common stock outstanding on the close of business on the next business day following such record date

X =	the total number of shares of our common stock issuable pursuant to such rights

Y =	the number of shares of our common stock equal to the aggregate offering price of the total number of shares so offered would purchase at such closing sale price of our common stock on the record date of such issuance determined by multiplying such total number of shares so offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing sale price.

(3)	If we distribute to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

•	rights or warrants specified above;

•	dividends or distributions specified above; and

•	dividends or distributions specified in (4) below;

•	then the conversion rate will be adjusted based on the following formula:

CR’ =	CR0 X	SP0
SP0 - FMV

where,

CR0 =	the conversion rate in effect immediately prior to such distribution

CR’ =	the conversion rate in effect immediately after such distribution

SP0 =	the current market price (as defined below) of our common stock on such record date for such distribution

FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:

CR’ =	CR0 X	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to such distribution

CR’ =	the conversion rate in effect immediately after such distribution

FMV0 =	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the ten consecutive trading-day commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on The Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted

MP0 =	the average of the closing sale prices of our common stock over the ten consecutive trading-day commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on The Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on The Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.

(4)	If any cash dividend or other distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ =	CR0 X	SP0
SP0 - C

where,

CR0 =	the conversion rate in effect on the record date for such distribution

CR’ =	the conversion rate in effect immediately after the record date for such distribution

SP0 =	the current market price of a share of our common stock on the record date for such distribution

C =	the amount in cash per share we distribute to holders of our common stock.

“Current market price” means the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. As used in the definition of current market price, the term “ex” date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

(5)	If we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the current market price per share of our common stock on the trading day immediately preceding the date such tender offer or exchange offer is announced, the conversion rate will be increased based on the following formula:

CR’ =	CR0 X	AC + (SP’ X OS’)
OS0 X SP’

where,

CR0 =	the conversion rate in effect on the date such tender or exchange offer expires

CR’ =	the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires

AC =	the fair market value (as determined by our board of directors) of the aggregate consideration paid or payable for shares purchased in such tender or exchange offer

OS0 =	the number of shares of our common stock outstanding on the trading day immediately preceding the date such tender or exchange offer is announced

OS’ =	the number of shares of our common stock outstanding less any shares purchased in the tender or exchange offer at the time such tender or exchange offer expires

SP’ =	the current market price of our common stock on the trading day immediately preceding the date such tender or exchange offer is announced.

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, a holder of notes will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of the notes, a holder thereof will be entitled to receive the same type of consideration which it would have been entitled to receive if it had converted the notes into our common stock immediately prior to any of these events. However, if the transaction described above also constitutes a “public acquirer change of control,” then we may, in certain circumstances elect to change the conversion rate in the manner described under “ —Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes” in lieu of changing the conversion rate in the manner described in this paragraph.

A holder of notes may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Material United States Federal Income Tax Considerations.”

We may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Material United States Federal Income Tax Considerations.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Any such increases in the conversion rate by our board of directors shall not, without the approval of our stockholders, as required by Rule 4310 of the Marketplace Rules of The Nasdaq Stock Market, result in the sale or issuance of 20% or more of the shares of our common stock, or 20% or more of the voting power, outstanding on April 6, 2006.

Adjustments of Average Prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP (as defined below under “—Payment Upon Conversion”) over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes

If you elect to convert your notes as described above in the second paragraph under “—Conversion Upon Specified Corporate Transactions,” and the corporate transaction occurs on or prior to May 15, 2013 and also constitutes a fundamental change (as defined under “—Repurchase at Option of the Holder Upon a Fundamental Change”), in certain circumstances described below, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion occurring at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change will be deemed to have occurred in connection with such fundamental change notwithstanding the fact that a note may then be convertible because another condition to conversion has been satisfied.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition of change in control, and holders of our common stock receive only cash in that fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e. column headings) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock Price
Effective Date	$24.24	$32.00	$40.00	$48.00	$56.00	$64.00	$72.00	$80.00	$88.00	$96.00	$104.00	$112.00	$120.00	$128.00
May 15, 2006	8.2511	5.1374	3.4769	2.5232	1.9268	1.5297	1.2524	1.0510	0.9000	0.7836	0.6919	0.6182	0.5580	0.5080
May 15, 2007	8.2511	5.1708	3.4146	2.4254	1.8187	1.4221	1.1495	0.9546	0.8106	0.7011	0.6158	0.5480	0.4931	0.4480
May 15, 2008	8.2511	5.1507	3.2954	2.2765	1.6669	1.2781	1.0166	0.8337	0.7010	0.6017	0.5256	0.4659	0.4181	0.3792
May 15, 2009	8.2511	5.0449	3.0947	2.0595	1.4611	1.0917	0.8511	0.6874	0.5716	0.4871	0.4235	0.3744	0.3356	0.3044
May 15, 2010	8.2511	4.8112	2.7804	1.7542	1.1903	0.8586	0.6524	0.5177	0.4258	0.3607	0.3129	0.2768	0.2488	0.2263
May 15, 2011	8.2511	4.3458	2.2613	1.2967	0.8142	0.5554	0.4079	0.3186	0.2612	0.2225	0.1950	0.1746	0.1588	0.1463
May 15, 2012	8.2511	3.3815	1.3717	0.6278	0.3376	0.2158	0.1592	0.1296	0.1119	0.0999	0.0910	0.0840	0.0781	0.0731
May 15, 2013	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $128.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is less than $24.24 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 98 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Conversion After a Public Acquirer Change of Control

Notwithstanding the foregoing, in the case of a fundamental change constituting a public acquirer change of control (as defined below), we may, in lieu of increasing the conversion rate by a number of additional shares as described above in “—Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes,” elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights”) into a number of shares of public acquirer common stock (as defined below), still subject to the arrangements for payment upon conversion as set forth below under “—Payment Upon Conversion,” by multiplying the conversion rate in effect immediately before the public acquirer change of control by a fraction:

•	the numerator of which will be the average of the last reported sale prices of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

A “public acquirer change of control” means a fundamental change as defined in clause (2) in the definition of change in control in which the acquirer has a class of common stock traded on a U.S. national or regional securities exchange or quoted on The Nasdaq Global Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have “public acquirer common stock” if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, in such case, all references to public acquirer common stock shall refer to such class of common stock. Majority owned for these purposes means having “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

Within 10 trading days prior to but not including the expected effective date of a fundamental change that is also a public acquirer change in control, we will provide to all holders of the notes and the trustee and paying agent a notification stating whether we will:

•	elect to adjust the conversion rate and related conversion obligation described in the second preceding paragraph, in which case the holders will not have the right to receive additional shares upon conversion, as described under “—Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes,” or

•	not elect to adjust the conversion rate and related conversion obligation, in which case the holders will have the right to convert notes and, if applicable, receive additional shares upon conversion as described above under “—Conversion Rights” and “—Adjustments to Shares Delivered Upon Conversion Upon Certain Fundamental Changes.”

In addition, upon a public acquirer change of control, in lieu of converting notes, the holder can, subject to certain conditions, require us to repurchase all or a portion of its notes as described below.

Payment Upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 trading days during the observation period.

“Daily settlement amount,” for each of the 25 trading days during the observation period, shall consist of:

•	cash equal to 1/25th the lesser of (x) $1,000 and (y) the conversion value (as defined below), and

•	to the extent the conversion value exceeds $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the daily share amounts, as defined below, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below;

provided, that in no event shall the aggregate number of shares per $1,000 principal amount of notes exceed the aggregate share cap, as defined below.

“Conversion value” means the product of (1) the applicable conversion rate and (2) the average of the daily VWAP prices of the common stock for the 25 consecutive trading days during the observation period.

“Aggregate share cap” means 98 shares of our common stock per $1,000 principal amount of notes, subject to adjustment upon the occurrence of any of the events described in clauses (1) through (3) under “—Conversion Rights—Conversion Rate Adjustments.”

“Daily conversion value” means, for each of the 25 consecutive trading days during the observation period, 4% of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.

“Daily share amount” means the quotient of (A) 4% of the difference between (x) the applicable conversion rate on such date multiplied by the daily VWAP of the common stock for such day and (y) $1,000, divided by (B) the daily VWAP of the common stock for such day.

“Daily VWAP” means, for each of the 25 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “JDSU <equity> VAP” in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as our board of directors determines in good faith using a volume-weighted method); provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, “daily VWAP” means the cash price per share received by holders of our common stock in such fundamental change.

“Observation period” with respect to any note means the 25 consecutive trading-day period beginning on and including the second trading day after the related conversion date, except that with respect to any related conversion date occurring after the date of issuance of a notice of redemption as described under “—Optional Redemption by Us,” the “observation period” means the 25 consecutive trading days beginning on and including the second trading day following the applicable redemption date.

“Trading day” means a day during which (i) trading in our common stock generally occurs, (ii) there is no market disruption event and (iii) a closing sale price for our common stock may be obtained for that day.

“Market disruption event” means (i) a failure by the primary United States national securities exchange or market in which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

On any day prior to the first trading day of the applicable observation period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable observation period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the daily VWAP for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such fundamental change). The number of shares deliverable in respect of each trading day in the applicable observation period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable observation period, we must settle 100% of the daily share amount for each trading day in the applicable observation period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.

Optional Redemption by Us

Prior to May 20, 2013, we may not redeem the notes. On or after May 20, 2013, we may redeem the notes in whole or in part for an amount in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date.

We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder’s notes is selected for partial redemption and that holder converts a portion of its notes, the converted portion will be deemed to be of the portion selected for redemption.

Repurchase at Option of the Holder

A holder of notes has the right to require us to repurchase the notes on May 15, 2013, May 15, 2016 and May 15, 2021. We must give notice of an upcoming repurchase date to all note holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

We will be required to repurchase for cash any outstanding note for which a holder of notes delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes. Our repurchase obligation will be subject to certain additional conditions.

The repurchase price payable for a note will be equal to 100% of the principal amount of the notes plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the repurchase date. The paying agent initially will be the trustee.

The repurchase notice must state:

(1)	if certificated notes have been issued, the note certificate numbers (or, if the notes are not certificated, a repurchase notice made by a holder of notes must comply with appropriate DTC procedures);

(2)	the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

(3)	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder of notes may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business of the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if the notes are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the date:

•	the note will cease to be outstanding; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.

No notes may be repurchased at the option of the holders if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the repurchase price of the notes.

Repurchase at Option of the Holder Upon a Fundamental Change

If a fundamental change occurs at any time prior to the maturity of the notes, a holder of notes may require us to repurchase its notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The notes will be repurchased in integral multiples of $1,000 principal amount.

We will repurchase the notes for cash at a price equal to the principal amount plus accrued but unpaid interest, including additional interest, if any, to, but excluding, the repurchase date.

We will mail to all record holders a notice of a fundamental change within 30 days after it has occurred. We are also required to deliver to the trustee a copy of the fundamental change notice. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

If a holder of notes elects to require us to repurchase its notes, that holder must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, a repurchase notice and any notes to be repurchased, duly endorsed for transfer. The repurchase notice must state:

(1)	if certificated notes have been issued, the note certificate numbers (or, if the notes are not certificated, the repurchase notice must comply with appropriate DTC procedures);

(2)	the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

(3)	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder of notes may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if the notes are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)	consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly-owned subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after such event shall not be a change of control;

(3)	continuing directors cease to constitute at least a majority of our board of directors; or

(4)	our stockholders approve any plan or proposal for the liquidation or dissolution of us.

A change in control will not be deemed to have occurred, however, if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of common stock or American Depositary Shares that are traded or listed on, or immediately after the transaction or event will be traded or listed on a U.S. national or regional securities exchange or The Nasdaq Global Market.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is (i) neither listed for trading on a U.S. national or regional securities market nor approved for trading on The Nasdaq Global Market, and no other American Depositary Shares or similar instruments for such common stock or common stock are listed or approved for listing in the United States or (ii) suspended from trading for 20 business days.

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

No notes may be repurchased at the option of the holders upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

These fundamental change repurchase rights could discourage a potential acquirer. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford a holder of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We may be unable to repurchase the notes for cash if a fundamental change occurs. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Merger and Sale of Assets by Us

The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other items:

•	the resulting, surviving or transferee person (the “successor company”) and, if the conversion obligation relates to public acquirer common stock that is not issued by such successor company, such public acquirer, will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the successor company (if not us) and the public acquirer, as applicable, will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the notes and the indenture;

•	immediately after giving effect to such transaction, no default under the indenture shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

The successor company will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture, but in the case of a conveyance, transfer or lease of substantially all our assets that results in the sale, assignment, conveyance, transfer or other disposition or assets constituting or accounting for less than 95% of our consolidated assets, revenue or net income (loss), we will not be released from the obligation to pay the principal of and interest on the notes.

Ranking

The notes are our senior unsecured obligations and rank equally in right of payment with all of our other senior unsecured and unsubordinated indebtedness. At September 30, 2006, we had approximately $900 million of outstanding indebtedness. The notes would rank senior to any of our subordinated indebtedness.

The creditors of our subsidiaries generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, and accordingly, the holders of the notes are effectively subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, a holder’s right to participate in any distribution of a subsidiary’s assets is necessarily subject to the claims of such subsidiary’s creditors. As of September 30, 2006, other than intercompany indebtedness and trade payables, our subsidiaries had no outstanding indebtedness.

Events of Default; Notice and Waiver

The following are events of default under the indenture:

•	we fail to pay the principal amount of the notes when due upon redemption, repurchase or otherwise on the notes;

•	we fail to pay interest or additional interest, if any, on the notes, when due and such failure continues for a period of 30 days;

•	we fail to perform or observe any of the other covenants in the indenture for 60 days after written notice;

•	we fail to convert notes into cash and shares of common stock upon exercise of a holder’s conversion right and such failure continues for 10 business days or more;

•	any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us) in an outstanding principal amount in excess of $100 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded within the period specified in such instrument; provided, however, that if such default in payment or acceleration is cured or rescinded, there shall be an automatic cure of the corresponding Event of Default under this paragraph without any action by the parties hereto;

•	the rendering of a final judgment or judgments (not subject to appeal and not covered by insurance) against us or any of our subsidiaries in excess of $100 million which remains unstayed, undischarged or unbonded for 60 days; or

•	certain events involving our bankruptcy, insolvency or reorganization involving us or our significant subsidiaries.

The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest, including additional interest, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of the notes and interest, including additional interest, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, principal amount plus interest, including additional interest, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of the principal amount of the notes plus interest, including additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

Payments of redemption price, repurchase price, fundamental change repurchase price, principal or interest, including additional interest on the notes, if any, that are not made when due will accrue interest at the annual rate of 1% above the then-applicable interest rate from the required payment date.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee indemnity reasonably satisfactory to it. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee.

No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of redemption price, repurchase price, fundamental change repurchase price, principal or interest, including additional interest (in respect of any default in payment under a Note on or after the due date) on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request, and offer indemnity to the trustee reasonably satisfactory to it to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

•	the trustee fails to comply with the request within 60 days after receipt.

Modification and Waiver

The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected thereby if it would:

•	extend the fixed maturity of any note;

•	reduce the principal amount of, or interest rate on or extend the stated time for payment of interest, including additional interest, if any, payable on, any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	after the occurrence of a fundamental change, modify the provisions with respect to the purchase right of the holders upon a fundamental change in a manner adverse to holders;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note;

•	reduce the quorum or voting requirements under the indenture;

•	change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

•	change the ranking of the notes in a manner adverse to the holder of the notes;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of notes required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, Denomination and Registration

The notes are issued:

•	in fully registered form; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-Entry Form

The notes are evidenced by one or more global notes, deposited and registered in the name of Cede & Co., as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held through organizations that are participants in DTC, or participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and when indirectly they are called “indirect participants.” So long as Cede & Co., DTC’s nominee, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note.

Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay interest, if any, and the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

We will issue notes in definitive certificate form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days;

•	an event of default shall have occurred and the maturity of the notes shall have been accelerated in accordance with the terms of the notes and any holder shall have requested in writing the issuance of definitive certificated notes; or

•	we have determined in our sole discretion that notes shall no longer be represented by global notes.

Registration Rights of the Noteholders

Upon consummation of the original issuance of the notes, we entered into a registration rights agreement with the initial purchasers. Pursuant to the registration rights agreement, we agreed to file with the SEC a shelf registration statement of which this prospectus is a part.

We will use commercially reasonable efforts to keep the shelf registration statement effective until the earliest of:

•	the date when all of the registrable securities have been sold pursuant to the shelf registration statement or Rule 144;

•	the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision; or

•	the date when the notes and the shares of common stock issuable upon conversion of the notes have ceased to be outstanding (whether as result of repurchase and cancellation, conversion or otherwise).

When we use the term “registrable securities” in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

•	the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

•	the expiration of the holding period under Rule 144(k) under the Securities Act; and

•	the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

•	exceed 30 days in any three-month period; or

•	an aggregate of 90 days for all periods in any 12-month period.

Notwithstanding the foregoing, we will be permitted to suspend the use of this prospectus for up to 60 days in any 3-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

We will be required to begin paying predetermined “additional interest” if the shelf registration statement is not made effective within 240 days after the closing date of the original issuance of the notes, or if there is another registration default as described in the registration rights agreement.

Such interest, if any, will be paid semiannually in arrears, with the first semiannual payment due on the first May 15 or November 15 to occur after the date on which such additional amounts begin to accrue, and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a note to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a note from and after the 91st day following such registration default.

In no event will interest accrue at a rate per year exceeding 0.50%. Our obligation to pay the additional amounts will cease upon the earliest of (w) the date such security is no longer a registrable security, (x) the date when all of the registrable securities have been sold pursuant to the shelf registration statement or Rule 144, (y) the expiration of the holding period under Rule 144(k) under the Securities Act with respect to the notes or (z) the date when all of the registrable securities have ceased to be outstanding. We will have no other liabilities for monetary damages with respect to our registration obligations.

A holder who elects to sell registrable securities pursuant to this registration statement of which this prospectus is a part will be required to:

•	be named as a selling stockholder in a related prospectus supplement;

•	deliver a prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we have agreed to:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

We may file amendments to the shelf registration statement, of which this prospectus is a part, as necessary to permit holders of notes to deliver prospectus to purchasers of registrable securities, subject to our right to suspend the use of this prospectus. This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Rule 144A Information Request

We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee

We have appointed The Bank of New York Trust Company, N.A., the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK

The total authorized shares of capital stock of JDSU consist of (1) 1,000,000,000 shares of common stock $0.001 par value per share, and (2) 1,000,000 shares of preferred stock, $0.001 par value per share, 100,000 of which are designated as series B preferred stock, one of which is designated as special voting stock and the remainder of which is undesignated.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of common stock do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of a liquidation, dissolution or winding up of the company, holders of common stock are entitled to share ratably in all assets of the JDSU remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of the company. We have no present plan to issue any additional shares of preferred stock.

Exchangeable Shares of JDS Uniphase Canada Ltd.

Our subsidiary, JDS Uniphase Canada Ltd., has issued and outstanding 6,423,946 exchangeable shares as of September 30, 2006. Each exchangeable share is exchangeable at any time into our common stock on a one-for-one basis, entitles a holder to dividend and other rights economically equivalent to those of the common stock, and through a voting trust, votes at meetings of our stockholders.

Delaware Anti-Takeover Law and Certain Charter Provisions

Anti-Takeover Law

In the last several years, a number of states have adopted special laws designed to make some kinds of “unfriendly” corporate takeovers, or other transactions involving a corporation and one or more of its significant stockholders, more difficult. Under Section 203 of the Delaware General Corporation Law, some business combinations by Delaware corporations with interested stockholders are subject to a three-year moratorium unless specified conditions are met. Section 203 prohibits a Delaware corporation that has not elected to opt out of the statute from engaging in a business combination with an interested stockholder for three years following the date that such person becomes an interested stockholder. With some exceptions, an interested stockholder is generally a person or group that (i) owns 15% or more of the corporation’s outstanding voting stock, including any rights to acquire stock pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights or exchange rights, warrants or options, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

Because neither our certificate of incorporation nor our bylaws contain a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law, we are subject to Section 203.

Limitation of Director and Officer Liability

Our certificate of incorporation generally indemnifies our directors and officers to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, a corporation may not indemnify directors’ or officers’ liability for the following:

•	breaches of a director’s or officer’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•	the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

•	transactions in which the director or officer received an improper personal benefit.

Our bylaws authorize us to provide insurance for our directors, officers or agents against any expense, liability or loss, whether or not we would have the power to indemnify such a person against such expense, liability or loss under Delaware law.

Number of Directors

Our bylaws fix the authorized number of directors at nine, and our Board of Directors or stockholders may change such number by amending the bylaws.

Classified Board of Directors

A classified board is one to which some, but not all, of the directors are elected on a rotating basis each year. Delaware law permits, but does not require, a classified board of directors with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Currently, we have a classified Board of Directors divided into three classes as nearly equal in number as possible. Each class of directors is elected for a term of three years.

Director Voting

Our bylaws provide that the number of directors constituting a quorum shall be a majority of the number of authorized directors. At each meeting of the Board of Directors at which a quorum is present all questions and business are determined by a vote of a majority of the directors present, unless a different vote is required by law, our certificate of incorporation, or our bylaws.

Removal of Directors

Under Delaware law, unless otherwise restricted by the certificate of incorporation or by the corporation’s bylaws, any director or the entire board of directors may generally be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. A vacancy created by the removal of a director may be filled only by the approval of the stockholders.

Our bylaws provide that the Board of Directors or any director may be removed with or without cause at a special meeting of stockholders by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors. Under Delaware law, no reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of the director’s term of office.

Filling Vacancies on the Board of Directors

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws and unless the certificate of incorporation directs that a particular class is to elect the director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. Our bylaws allow a majority of the directors then in office to fill any vacancy on the Board of Directors even if they make up less than a quorum.

Advance Notice of Stockholder Proposals

Our bylaws provide that no matter proposed by our respective stockholders will be considered at an annual meeting or special stockholder meeting unless:

•	it is specified in the notice of meeting;

•	it is brought by or at the direction of the Board of Directors; or

•	it is brought by a stockholder of the corporation who was a stockholder of record on the record date and has provided written notice of the matter to us in compliance with the time and content requirements in our bylaws, as applicable.

No Stockholder Action by Written Consent; Special Meeting

Our certificate of incorporation provides that stockholders can take action only at a duly called annual or special meeting of stockholders. Stockholders of the company are not permitted to take action by written consent in lieu of a meeting. In addition, our certificate of incorporation provides that, subject to the rights of the holders of any stock having a preference over the common stock as to dividends or liquidation, special meetings of the stockholders can be called only by our Board of Directors, our Chairman of the Board or our Chief Executive Officer. Stockholders are not permitted to call a special meeting or to require the Board of Directors to call a special meeting of stockholders.

Amendment of Charter Documents

Generally, under Delaware law, an amendment to a corporation’s certificate of incorporation requires the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote on the amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of their class, increase or decrease the par value of the shares of their class, or alter or change the powers, preferences or special rights of the shares of their class in a way that affects them adversely. Our certificate of incorporation can be amended, altered or repealed or rescinded in any manner now or hereafter prescribed by Delaware law. Our bylaws may be altered, amended, repealed or rescinded by unanimous written consent of our Board of Directors or by the affirmative vote of a majority of the stockholders.

Rights Plan

Currently each share of our outstanding common stock is associated with one right under our rights plan. Each right entitles stockholders to purchase 1/100,000 share of our Series B Preferred Stock at an exercise price of $21. The rights only become exercisable in certain limited circumstances following the tenth day after a person or group announces acquisition of or tender offers for 15% or more of our common stock. For a limited period of time following the announcement of any such acquisition or offer, all of the rights are redeemable by us at a price of $0.01 per right. If the rights are not redeemed, each right will then entitle the holder to purchase common stock having the value of twice the then-current exercise price. For a limited period of time after the exercisability of the rights, each right, at the discretion of our Board of Directors, may be exchanged for either 1/100,000 share of Series B Preferred Stock or one share of common stock per right. The rights expire on June 22, 2013.

Our Board of Directors has the authority to issue up to 499,999 shares of undesignated preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of our stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock.

The issuance of Series B Preferred Stock or any preferred stock subsequently issued by our Board of Directors, under some circumstances, could have the effect of delaying, deferring or preventing a change in control.

Some provisions contained in the rights plan, and in the equivalent rights plan that our subsidiary, JDS Uniphase Canada Ltd., has adopted with respect to our exchangeable shares, may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of common stock or exchangeable shares, which offers may be attractive to stockholders, or deter purchases of large blocks of common stock or exchangeable shares, thereby limiting the opportunity for stockholders to receive a premium for their shares of common stock or exchangeable shares over the then-prevailing market prices.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, New York, New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of the notes and of common stock into which the notes may be converted. This description does not provide a complete analysis of all potential tax consequences. The information provided below is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations, Internal Revenue Service, or IRS, published rulings and court decisions, all as currently in effect. These authorities may change, possibly on a retroactive basis, or the IRS or a court might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock into which the notes may be converted could differ from those described below. We do not intend to obtain a ruling from the IRS with respect to the tax consequences of acquiring or holding the notes or common stock.

This description is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s particular circumstances, or to certain types of investors subject to special treatment under U.S. federal income tax laws (such as banks and financial institutions, real estate investment trusts, regulated investment companies, grantor trusts, insurance companies, pension funds, tax-exempt organizations, expatriates, brokers, dealers or traders in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, persons holding notes or common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction for U.S. federal income tax purposes, persons deemed to sell notes or common stock under the constructive sale provisions of the Code, persons who hold notes or common stock through a partnership or other pass through entity, persons subject to the alternative minimum tax provisions of the Code, U.S. Holders that have a “functional currency” other than the U.S. dollar, or non-U.S. Holders except to the extent described below). This description generally applies to investors who will hold the notes and common stock into which the notes may be converted as “capital assets” within the meaning of Section 1221 of the Code. This description does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular investors.

Investors considering the purchase of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state, or local tax laws, and tax treaties.

As used herein, the term “U.S. Holder” means a beneficial holder of a note or common stock into which the notes may be converted that is (i) a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or if (a) a court within the United States can exercise primary supervision over its administration and (b) one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all of the substantial decisions of such trust. Persons other than U.S. Holders, or non-U.S. Holders, are subject to special U.S. federal income tax considerations, some of which are discussed below.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the notes or common stock into which the notes may be converted that is a partnership and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

U.S. Holders

Payments of Stated Interest

For U.S. federal income tax purposes, payments of stated interest on the notes will generally be included in the gross income of a U.S. Holder as interest income at the time such interest is received or accrued in accordance with the U.S. Holder’s regular method of tax accounting and will be taxable as ordinary income. The notes were not issued with “original issue discount” equal to or in excess of the statutory de minimis amount.

Additional Payments

If the amount or timing of any payments on a note is contingent, the note could be subject to special rules that apply to contingent debt instruments. These rules generally require a U.S. Holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange or retirement of the note before the resolution of the contingencies. U.S. Holders would be entitled to receive additional interest if the shelf registration is not made effective with the SEC within prescribed time periods or if there is another registration default as described in the registration rights agreement. In addition, we may be required to adjust the conversion rate in connection with certain fundamental changes. We intend to take to take the position that the likelihood that such payments will be made or such adjustments will occur is remote and, therefore, we do not believe that, because of these potential additional payments, the notes should be treated as contingent debt instruments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments. Our position in this regard is binding on a holder unless the holder discloses a contrary position to the IRS. However, this position is not binding on the IRS and the IRS may take a contrary position from that described above, which could affect the timing and character of both income from the notes and our deduction with respect to the potential additional payments. Unless otherwise noted, this discussion assumes that the notes are not subject to the contingent debt instrument rules.

Market Discount

The acquisition and sale of a note may be subject to the market discount provisions of the Code. Subject to a de minimis exception, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition exceeds the U.S. Holder’s adjusted tax basis in the note. If applicable, these provisions generally require a U.S. Holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of disposition, unless the U.S. Holder elects to include market discount in income currently as it accrues with a corresponding increase in the adjusted tax basis in the note. If you dispose of a note with market discount in certain otherwise non-taxable transactions, you must include accrued market discount as ordinary income as if you had sold the note at its then fair market value. A U.S. Holder will not recognize income for any accrued market discount attributable to a note converted into common stock. Upon disposition of such common stock received, however, any gain will be treated as ordinary income to the extent of such accrued market discount not previously included in income.

The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. A U.S. Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction.

Amortizable Bond Premium

A U.S. Holder who purchases a note at a premium over its stated principal amount may elect to amortize that premium with a corresponding decrease in the adjusted tax basis from the purchase date to the note’s maturity date under a constant-yield method that reflects semiannual compounding based on the note’s payment period, but subject to special limitations if the note is subject to optional redemption at a premium. Amortizable premium will not include any premium attributable to a note’s conversion feature. The premium attributable to the conversion feature generally is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature. Amortized premium is treated as an offset to interest income on a note and not as a separate deduction. Under Treasury Regulations, the amount of amortizable bond premium that a U.S. Holder may deduct in any accrual period is limited to the amount by which the holder’s total interest inclusions on the note in prior accrual periods exceed the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible, that amount is carried forward to the next accrual period. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If an election to amortize premium is not made, a U.S. Holder must include all amounts of interest without reduction for such premium, and may receive a tax benefit from the premium only in computing such U.S. Holder’s gain or loss on disposition of the note. Investors should consult their own advisors concerning the advisability of electing to amortize premium.

Conversion Solely for Cash, Sale, Repurchase or Redemption of the Notes

A U.S. Holder generally will recognize capital gain or loss if the U.S. Holder disposes of a note in a conversion solely for cash, a sale, a repurchase or a redemption. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the note. The U.S. Holder’s adjusted tax basis in the note will generally equal the amount the U.S. Holder paid for the note, increased by the amount of, if any, market discount includible in the U.S. Holder’s gross income with respect to the note and decreased by the amount of, if any, premium previously taken into account. Such gain or loss will generally be (i) capital gain except to the extent of accrued market discount not previously included in income and (ii) long-term if the holder’s holding period in respect of such note is more than one year. Long-term capital gain of non-corporate taxpayers is taxed at lower rates than those applicable to ordinary income. The deductibility of capital loss is subject to certain limitations.

Conversion of Notes for Common Stock and Cash

If we deliver a combination of common stock and cash upon a U.S. Holder’s conversion of a note, the U.S. federal income tax consequences to a U.S. Holder are not entirely clear. Assuming that the notes are “securities” for U.S. federal income tax purposes, the conversion of notes for common stock and cash should be treated as a “recapitalization” as immediately described below, and we intend to treat a conversion of notes for common stock and cash in such manner. As a recapitalization, a holder will generally not recognize loss, but will generally recognize gain, if any, on a note so converted in an amount equal to the lesser of the amount of (i) gain realized (i.e., the excess, if any, of the fair market value of the common stock received upon conversion plus cash received over the adjusted tax basis in note tendered therefor) or (ii) cash received (other than any cash received attributable to accrued but unpaid interest). Such gain will generally be (i) capital gain except to the extent of accrued market discount not previously included in income and (ii) long-term if the holder’s holding period in respect of such note is more than one year. The U.S. Holder’s aggregate basis in the common stock (including any fractional share for which cash is paid) will equal his adjusted basis in the note, reduced by any cash received in the conversion and increased by the amount of any gain recognized on the conversion, and the U.S. Holder’s holding period for the stock will include the period during which he held the note. However, if the notes are not treated as “securities,” the conversion may be treated as a taxable sale of a portion of a note for cash, such that a U.S. Holder may be required to recognize gain or loss in a partial taxable sale of the note, as described above under “—Conversion Solely for Cash, Sale, Repurchase or Redemption of the Notes.” Alternatively, the conversion may be treated as a fully taxable exchange of the entire note for a combination of cash and common stock. U.S. Holders should consult their own tax advisors concerning the tax treatment to them if the notes are converted for a combination of our common stock and cash.

The amount of any cash and the fair market value of any common stock received by a U.S. Holder that is attributable to accrued but unpaid interest not previously included in income will be taxable to the U.S. Holder as ordinary income. A U.S. Holder’s tax basis in any such shares of common stock will equal such accrued interest and the holding period will begin on the day following the conversion.

Dividends

As discussed in “ —Dividend Policy,” we have not paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. However, if, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a nontaxable return of capital reducing the U.S. Holder’s tax basis in the U.S. Holder’s stock. Any remaining excess will be treated as capital gain. We are required to provide shareholders who receive dividends with an information return on Form 1099-DIV that states the extent to which the dividend is paid from our current or accumulated earnings and profits and is thus taxable. If the U.S. Holder is a U.S. corporation, it generally would be able to claim a deduction equal to a portion of any dividends received. In the case of non-corporate U.S. Holders under U.S. federal income tax law subject to expiration after December 31, 2010, the dividends generally will be subject to U.S. federal income tax at rates applicable to net capital gains, provided that certain holding period and other requirements are met.

Constructive Dividends for U.S. Holders

The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows U.S. Holders of notes to receive more shares of common stock on conversion may increase those noteholders’ proportionate interests in our earnings and profits or assets. In that case, those noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to those noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result to U.S. Holders of notes, for example, if the conversion price were adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders’ proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made under a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. On the other hand, if an event occurs that dilutes the noteholders’ interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to the shareholders. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated in the same manner as dividends paid in cash or other property. Such dividends would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain.

Sale or Exchange of Common Stock

A U.S. Holder generally will recognize capital gain or loss on a sale or exchange of common stock except to the extent of accrued market discount not previously included in income. See “—Market Discount” above. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Capital gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term if the holder held the stock for more than one year. A U.S. Holder’s basis and holding period in common stock received upon a conversion of a note are determined as discussed above under “—Conversion of Notes for Common Stock and Cash.” Long-term capital gain of non-corporate taxpayers is taxed at lower rates than those applicable to ordinary income. The deductibility of capital loss is subject to certain limitations.

Backup Withholding and Information Reporting for U.S. Holders

We will report to U.S. Holders and the IRS the amount of interest or dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding with respect to payments unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Payments made to U.S. Holders by a broker upon a sale of notes or common stock generally will be subject to information reporting and backup withholding. If the sale is conducted through certain United States related financial intermediaries, the proceeds are subject to information reporting (but not backup withholding) unless specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. Holder of notes or common stock may be credited against any U.S. federal income tax liability of the U.S. Holder, provided the required information is furnished to the IRS.

A holder of a note or common stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

Non-U.S. Holders

This subsection describes the material U.S. federal tax consequences to a Non-U.S. Holder. In general, subject to the discussion below concerning backup withholding:

(a) Payments of principal or interest (including additional interest) on the notes by us or our paying agent to a beneficial owner of a note that is a Non-U.S. Holder will not be subject to U.S. federal income tax or U.S. withholding tax, provided that, in the case of interest (including additional interest) on the notes, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code, (ii) such Non-U.S. Holder is not a “controlled foreign corporation” within the meaning of Section 957(a) of the Code with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code, (iii) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, and (iv) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (discussed below) are satisfied;

(b) A Non-U.S. Holder of a note or common stock will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of such note or common stock unless (i) such Non-U.S. Holder is an individual who holds the common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, in which case the gain will be subject to tax at a rate of 30%, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates, or (iv) provided that our common stock is part of a class of stock that is regularly traded on an established securities market, in the case of notes held by a Non-U.S. Holder that, on the date of their acquisition, had a fair market value greater than the fair market value on that date of five percent of our common stock or, in the case of common stock held by a person who holds more than five percent of such stock, we are or have been, at any time within the shorter of the five-year period preceding such sale or other disposition or the period such Non-U.S. Holder held the common stock, a U.S. real property holding corporation, or USRPHC, within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes. Although our common stock is currently regularly traded on an established securities market, there can be no assurance that our common stock will continue to be so traded. We do not believe that we are currently a USRPHC or that we will become one in the future; and

(c) Interest (including additional interest) on the notes not excluded from U.S. federal income tax or U.S. withholding tax as described in (a) above and dividends on common stock after conversion generally will be subject to U.S. withholding tax at a 30% rate (unless such interest is effectively connected with a U.S. trade or business as described below), except where an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax.

In order for a Non-U.S. Holder to qualify for the exemption from taxation referred to in (a) above, or to establish eligibility for a lower treaty rate, the “withholding agent” (generally, the last U.S. payor or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) must have received a statement (generally made on IRS Form W-8BEN or an acceptable substitute) from the Non-U.S. Holder that establishes the Non-U.S. Holder’s status as a non-U.S. person and provides other required information.

If a Non-U.S. Holder of a note or common stock is engaged in a trade or business in the United States and if interest (including additional interest) on the note, dividends on the common stock, or gain realized on the sale, exchange or other disposition of the note or common stock is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest (including additional interest), dividends or gain on a net income basis in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

Backup Withholding and Information Reporting for Non-U.S. Holders

Information reporting requirements and backup withholding generally will not apply to payments on a note to a Non-U.S. Holder if the certificate required for exemption from withholding tax, as described above, is duly provided by such holder, provided that the withholding agent does not have actual knowledge that the holder is a United States person. Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale of a note or common stock effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation as to the United States or (iv) is a U.S. branch of a foreign bank or a foreign insurance company. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding, but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note or common stock provides the statements required for exemption from withholding tax, as described above, or otherwise establishes an exemption.

Any amount withheld from a payment to a Non-U.S. Holder of a note or common stock under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability (which might entitle such holder to a refund), provided that such holder furnishes the required information to the IRS.

A holder of a note or common stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

SELLING SECURITYHOLDERS

We originally issued the notes to J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated in a private placement in May 2006 and in connection with the closing of the related option to purchase additional notes in June 2006. The notes were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the shares of common stock into which the notes are convertible pursuant to this prospectus. Our registration of the notes and the common stock issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common stock issuable upon conversion of the notes. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of common stock that may be offered from time to time by each selling securityholder under this prospectus. The information is based on information provided to us by or on behalf of the selling securityholders on or prior to December 7, 2006. The number of common stock issuable upon conversion of the notes shown in the table below represents the maximum number of common stock issuable upon conversion of the notes assuming exchange of the full amount of notes held by each holder at the initial exchange rate of 33.003 shares of common stock per $1,000 principal amounts of the notes. This exchange rate is subject to adjustments in certain circumstances. Because the selling securityholders may offer all or some portion of the notes or shares of common stock issuable upon conversion of the notes, we have assumed for purposes of the table below that the named selling securityholders will sell all of the notes or exchange all of the notes and sell all of the shares of common stock issuable upon conversion of the notes offered pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary. Because the selling securityholders may offer all or some of their notes or the underlying shares of common stock from time to time, we cannot estimate the amount of notes or underlying shares of common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution” for further information.

To our knowledge, except as described below, the selling securityholders have sole voting and investment power with respect to all of the securities shown as beneficially owned by them.

Name	Aggregate Principal Amount of Notes Beneficially Owned that May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold***	Other Shares of Common Stock Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of Common Stock Outstanding****

Alexandra Global Master Fund Ltd.	$4,700,000	1.11%	155,114	—	—
BNP Paribas Arbitrage	$7,000,000	1.65%	231,021	—	—
CGNU Life Fund	$500,000	**	16,501	—	—
CIBC World Markets Corp.*	$750,000	**	24,752	—	—
Citadel Equity Fund Ltd.	$38,250,000	9.00%	1,262,364	—	—
Citigroup Global Markets Inc.*	$30,000,000	7.06%	990,090	—	—
CNH CA Master Account, L.P.	$10,000,000	2.35%	330,030	—	—
Columbia Convertible Securities Fund	$2,980,000	**	98,348	—	—
Commercial Union Life Fund	$600,000	**	19,801	—	—
Convertible Securities Fund	$20,000	**	660	—	—
CQS Convertible and Quantitative Strategies Master Fund Limited	$2,000,000	**	66,006	—	—
DBAG London	$26,800,000	6.31%	884,480	—	—
DBX - Convertible Arbitrage 9 Fund	$300,000	**	9,900	—	—
Deutsche Bank Securities Inc.*	$1,500,000	**	49,504	—	—

Name	Aggregate Principal Amount of Notes Beneficially Owned that May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May be Sold***	Other Shares of Common Stock Beneficially Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of Common Stock Outstanding****
Fore Convertible Master Fund, Ltd.	$33,136,000	7.80%	1,093,587	—	—
Fore Erisa Fund, Ltd.	$2,740,000	**	90,428	—	—
GLG Market Neutral Fund	$10,000,000	2.35%	330,030	—	—
Grace Convertible Arbitrage Fund, Ltd.	$3,500,000	**	115,510	—	—
Highbridge International LLC	$38,500	**	1,270	—	—
JMG Capital Partners, L.P.	$9,250,000	2.18%	305,277	—	—
JMG Triton Offshore Fund, Ltd.	$9,250,000	2.18%	305,277	—	—
KBC Financial Products USA Inc.*	$3,000,000	**	99,009	—	—
Man Mac 1, Limited	$1,597,000	**	52,705	—	—
Merrill Lynch, Pierce, Fenner & Smith*	$9,350,000	2.20%	308,578	—	—
Mohican VCA Master Fund, Ltd.	$2,500,000	**	82,507	—	—
Norwich Union Life And Pensions	$800,000	**	26,402	—	—
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio	$500,000	**	16,501	—	—
Steelhead Pathfinder Fund L.P.	$200,000	**	6,600	—	—
UBS Securities LLC*	$273,000	**	9,009	—	—
Vicis Capital Master Fund	$6,000,000	1.41%	198,018	—	—
Others	$207,465,500	48.82%	6,846,983	—	3.24%
TOTAL	$425,000,000

* The selling securityholders identified with an asterisk have identified that they are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholders did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act of 1933.

**    Represents less than 1% of the outstanding notes.

***  Represents the maximum number of shares of common stock issuable upon conversion of all of the holder’s notes at the initial exchange rate of 33.003 shares of common stock per $1,000 principal amount of the notes. This exchange rate is subject to adjustment as described under “Description of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future.

**** Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, using 204,806,477 shares of common stock outstanding as of December 1, 2006. In calculating these percentages for each holder of notes, we also treated as outstanding that number of shares of common stock issuable upon conversion of that holder’s notes. However, we did not assume the exchange of any other holder’s notes. Based on the 204,806,477 shares of common stock outstanding as of December 1, 2006, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding shares of common stock following the sale of securities in the offering.

*****Assumes that any other holder of notes or any future transferee of any such holder does not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial exchange rate.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes or our common stock offered by this prospectus. The notes and common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling securityholders, or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes or the common stock offered by this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock offered by this prospectus will be the purchase price paid for such securities, less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, reject, in whole or in part any proposed purchase of notes or common stock to be made directly or through agents.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes or common stock offered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of such securities by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed to be underwriters will also be subject to the prospectus delivery requirements of the Securities Act.

If the notes or common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the common stock may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale or prices related to prevailing market prices at the time of sale,

•	varying prices determined at the time of sale, or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq Global Market,

•	in the over-the-counter market,

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. If any such method of distribution takes the form of an underwritten offering, the selection of the underwriter by the relevant selling securityholders’ shall be subject to our consent, which consent shall not be unreasonably withheld.

In connection with sales of the notes and common stock offered by this prospectus or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and common stock in the course of hedging their positions. The selling securityholders may also sell the notes and common stock short and deliver notes and common stock to close out short positions, or loan or pledge the notes and common stock to broker-dealers that in turn may sell the notes and common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or common stock offered hereby. Selling securityholders might not sell any or all of the notes or the common stock offered by them using this prospectus. Any selling securityholder might instead transfer, devise or gift any such securities by other means not described in this prospectus. In addition, any such securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

Our common stock trades on The Nasdaq Global Market under the symbol “JDSU.” The notes are currently designated for trading in The PORTAL® Market. Notes sold by means of this prospectus will not be eligible for trading in The PORTAL® Market. We do not intend to list the notes on any national or other securities exchange or on The Nasdaq Global Market. No assurance can be given as to the development of liquidity or any trading market for the notes. See “Risk Factors — The notes may not have an active market and the price may be volatile. You may be unable to sell your notes at the price you desire or at all.”

The selling securityholders and any other person participating in a distribution of securities offered by this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and common stock to engage in market-making activities with respect to the particular notes and common stock being distributed for a period of time prior to the commencement of such distribution. This may affect the marketability of the notes and common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and common stock.

To the extent required, the specific notes or shares of common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment, to the shelf registration statement of which this prospectus forms a part.

Subject to certain exceptions, we have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the SEC, and similar events.

LEGAL MATTERS

The validity of the notes and the shares of common stock issuable upon conversion of the notes will be passed upon for us by Morrison & Foerster LLP, Palo Alto, California.

EXPERTS

The financial statements as of July 1, 20061 and for the year ended July 1, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of July 1, 2006 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended July 1, 2006 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of JDS Uniphase Corporation appearing in JDS Uniphase Corporation’s Annual Report (Form 10-K) for the year ended June 30, 2005, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

___________________

1 Fiscal years: The Company utilizes a 52-53 week fiscal year ending on the Saturday closest to June 30th. The Company’s fiscal 2006 ended on July 1, 2006 and was a 52 week year. The Company’s fiscal 2005 ended on July 2, 2005 and was also a 52 week year, whereas fiscal 2004 ended on July 3, 2004 and was a 53 week year. For comparative presentation purposes, all accompanying consolidated financial statements and notes thereto have been shown as ending on June 30th.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses, other than underwriting discounts and commissions, in connection with the offering of the securities being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee	$45,500

Legal Fees and Expenses	245,044

Accounting Fees and Expenses	273,549

Printing and Mailing Fees	26,911

Trustees Fees	18,102

Miscellaneous	12,912

Total	$622,018

None of the expenses listed above will be borne by the selling stockholders.

Item 15. Indemnification of Directors and Officers

Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL.

Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

The Registrant’s Amended and Restated Certificate of Incorporation provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL. The Registrant has obtained liability insurance for each director and officer of the Registrant for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

The above discussion of the Registrant’s Amended and Restated Certificate of Incorporation and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation and statutes.

Item 16. Exhibits

Exhibit Number	Description of Exhibit

4.1*	Indenture, dated May 17, 2006, by and between JDS Uniphase Corporation and The Bank of New York Trust Company, N.A., as Trustee

4.2*	Global Note representing the 1% Senior Convertible Notes due 2026

4.3*	Registration Rights Agreement, dated May 17, 2006, by and between JDS Uniphase Corporation, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

5.1	Opinion of Morrison & Foerster LLP

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.3	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP

24.1	Power of Attorney (included in the signature page to this Registration Statement)

25.1	Statement of Eligibility on form T-1

* Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 19, 2006.

Item 17. Undertakings

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, California on December 7, 2006.

JDS UNIPHASE CORPORATION

By:	/s/ Kevin J. Kennedy
Kevin J. Kennedy
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of JDS UNIPHASE CORPORATION, a Delaware corporation, do hereby constitute and appoint Kevin J. Kennedy, Chief Executive Officer and David Vellequette, Executive Vice President and Chief Financial Officer, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name and Signatures	Title	Date

/s/ Kevin J. Kennedy Kevin J. Kennedy	Chief Executive Officer and Director (Principal Executive Officer)	December 7, 2006

/s/ David Vellequette David Vellequette	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 7, 2006

/s/ Martin A. Kaplan Martin A. Kaplan	Chairman	December 7, 2006

/s/ Richard Belluzzo Richard Belluzo	Director	December 7, 2006

/s/ Harold L. Covert Harold L. Covert	Director	December 7, 2006

/s/ Bruce D. Day Bruce D. Day	Director	December 7, 2006

/s/ Kevin A. DeNuccio Kevin A. DeNuccio	Director	December 7, 2006

/s/ Masood Jabbar Masood Jabbar	Director	December 7, 2006

/s/ Richard T. Liebhaber Richard T. Liebhaber	Director	December 7, 2006

/s/ Casimir S. Skrzypczak Casimir S. Skrzypczak	Director	December 7, 2006

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1*	Indenture, dated May 17, 2006, by and between JDS Uniphase Corporation and The Bank of New York Trust Company, N.A., as Trustee

4.2*	Global Note representing the 1% Senior Convertible Notes due 2026

4.3*	Registration Rights Agreement, dated May 17, 2006, by and between JDS Uniphase Corporation, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

5.1	Opinion of Morrison & Foerster LLP

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.3	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP

24.1	Power of Attorney (included in the signature page to this Registration Statement)

25.1	Statement of Eligibility on form T-1

* Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 19, 2006.